Exhibit 10.2

CONFORMED EXECUTED VERSION

Agreement and Plan of Merger and Reorganization

by and among

THINK PARTNERSHIP INC., f/k/a CGI HOLDING CORPORATION

iLEAD ACQUISITION SUB, INC.,

THK, LLC,

iLEAD MEDIA, INC.,

BRADY WHITTINGHAM,

DAVID NELSON

and

ROBERT SEOLAS

Dated as of April 27, 2006

Article I DEFINITIONS		2

Article II THE MERGER		12

2.1	The Merger	12

2.2	Effective Time	12

2.3	Effect of the Merger	12

2.4	Articles of Incorporation and Bylaws	12

2.5	Directors and Officers	12

2.6	Effect on iLead’s Capital Structure	13

2.7	Options and Warrants	13

2.8	Taking of Necessary Action; Further Action	13

2.9	Tax-Deferred Reorganization	14

Article III Restrictions on Transfer Registration		14

3.1	Restrictions on Transfer	14

3.2	Registration	14

Article IV Representations and Warranties of the Shareholders and iLead		14

4.1	Organization and Qualification	14

4.2	Subsidiaries	15

4.3	Articles of Incorporation, Bylaws and Corporate Records	15

4.4	Authorization; Enforceability	15

4.5	No Violation or Conflict	15

4.6	Governmental Consents and Approvals	16

4.7	Capital Structure	16

4.8	Financial Statements	16

4.9	Conduct in the Ordinary Course; Absence of Changes	17

4.10	Property	17

4.11	Personal Property	18

4.12	Approval of Directors and Shareholders	19

4.13	Insurance	19

4.14	Permits	19

4.15	Taxes	19

4.16	Labor Matters	21

4.17	Employees and Related Agreements; ERISA	22

4.18	Environmental and Health/Safety Matters	24

4.19	Certain Interests	26

4.20	Litigation	26

4.21	Intellectual Property and Web Sites	27

4.22	Inventories	27

4.23	Receivables	27

4.24	Residency; Investment Sophistication; Background	27

4.25	Brokers	28

4.26	Banks and Brokerage Accounts	28

4.27	Indebtedness and Liabilities	28

4.28	Contracts	28

4.29	Spyware/Adware	29

4.30	Material Information	30

Article V Representations and Warranties of THK, iLead Acquisition Sub and THK LLC		30

5.1	Organization and Qualification	30

5.2	Capital Structure	30

5.3	Authorization; Enforceability	31

5.4	No Violation or Conflict	31

5.5	Governmental Consents and Approvals	32

5.6	Litigation	32

5.7	Interim Operations	32

5.8	Brokers	32

5.9	SEC Filings; Financial Statements; S-3 Status	32

5.10	Investigation and Evaluation	33

5.11	Forecasts, Projects, Etc	33

5.12	Material Information	33

Article VI COVENANTS		33

6.1	Performance	33

6.2	Regulatory and Other Authorizations; Notices and Consents	34

6.3	Notification	34

6.4	Conduct of Business Pending Closing	34

6.5	Tax-Deferred Reorganization	35

6.6	Post Closing Bonus Pool	35

6.7	Final Merger	35

Article VII EMPLOYMENT MATTERS		36

7.1	Current Employees	36

7.2	Management of Surviving LLC	36

Article VIII POST-CLOSING PAYMENTS TO SHAREHOLDERS		38

8.1	Earnout	38

8.2	Right to Pay Additional Portion of Earnout Payment in Cash	39

8.3	Calculation of Pre-Tax Earnings Amount	39

8.4	Additional Cash Payment	39

Article IX CONDITIONS PRECEDENT TO CLOSING		40

9.1	Conditions Precedent to the Obligations of the Parties	40

Article X INDEMNIFICATION		44

10.1	Survival of Representations, Warranties and Covenants	44

10.2	Indemnification	44

10.3	Third Party Claim	45

10.4	Set-Off	46

10.5	Sole and Exclusive Remedy	46

10.6	No Liability for Tax Treatment	46

Article XI TERMINATION		46

11.1	Termination	46

Article XII TAX MATTERS		47

12.1	Tax Returns	47

12.2	Contest Provisions	48

12.3	Assistance and Cooperation	49

Article XIII MISCELLANEOUS		49

13.1	Notices	49

13.2	Entire Agreement	50

13.3	Binding Effect	50

13.4	Assignment	50

13.5	Modifications and Amendments	50

13.6	Waivers	51

13.7	No Third Party Beneficiary	51

13.8	Severability	51

13.9	Publicity	51

13.10	Governing Law	52

13.11	Counterparts; Facsimile Signatures	52

13.12	Headings	52

13.13	Expenses	52

13.14	Further Assurances	52

13.15	Arbitration	52

13.16	Incorporation by Reference	52

EXHIBITS

Exhibit A	Articles of Merger
Exhibit B-1	Whittingham Employment Agreement
Exhibit B-2	Nelson Employment Agreement
Exhibit B-3	Seolas Employment Agreement
Exhibit C	Registration Rights Agreement
Exhibit D	Other Interests Acquisition Letter Agreement
Exhibit E	Voting Agreement
Exhibit F	Shareholder Warrant Agreements

SCHEDULES

Schedule 4.1	iLead Organization & Qualification
Schedule 4.7	Capital Structure
Schedule 4.8	Financial Statements
Schedule 4.10(a)	Owned Property
Schedule 4.10(b)	Leased Property
Schedule 4.11(a)	Tangible Personal Property
Schedule 4.13	Insurance
Schedule 4.14	Permits
Schedule 4.15	Taxes
Schedule 4.17(a)	Employees
Schedule 4.18(h)	Environmental and Health/Safety Matters
Schedule 4.18(i)	Business Assets Containing PCBs/Asbestos
Schedule 4.18(j)	Locations of Hazardous Substances
Schedule 4.19	Certain Interests
Schedule 4.20	Seller Litigation
Schedule 4.25	Brokers
Schedule 4.26	Cash on hand/Banks and Brokerage Accounts
Schedule 4.28	Contracts
Schedule 5.1	THK/THK LLC/iLead Acquisition Sub Organization and Qualification
Schedule 5.2(a)	Capital Structure
Schedule 5.2(b)	Capital Contribution Obligations
Schedule 5.5	Governmental Consents and Approvals
Schedule 5.6	Buyer Litigation
Schedule 5.9	Consolidated Financial Statements
Schedule 6.6	Pre-Merger Employees
Schedule 9.1(h)(9)	iLead Option Cancellation Agreement

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (“Agreement”) made and entered into as of April 27, 2006 by and among THINK PARTNERSHIP INC., f/k/a CGI HOLDING CORPORATION, a Nevada corporation (“THK”), iLEAD ACQUISITION SUB, INC., a Utah corporation company and wholly owned subsidiary of THK (“iLead Acquisition Sub”), THK, LLC, a Delaware limited liability company and wholly-owned subsidiary of THK (“THK LLC”), iLEAD MEDIA, INC., a Utah corporation (“iLead”), and BRADY WHITTINGHAM (“Whittingham”), DAVID NELSON (“Nelson”) and ROBERT SEOLAS (“Seolas”), as the shareholders of iLead (individually, a “Shareholder” and collectively the “Shareholders”).  THK, iLead Acquisition Sub, THK, LLC, iLead and the Shareholders are sometimes referred to herein each, individually, as a “Party” and, collectively, as the “Parties”.

WITNESSETH:

WHEREAS, iLead is engaged in the business of various Internet marketing and related services (collectively, the “Business”);

WHEREAS, the Board of Directors of THK, the Boards of Directors and shareholders (to the extent required) of iLead Acquisition Sub and the managers and members of THK LLC and iLead have each approved this Agreement and the Merger and the Final Merger (as defined below), in accordance with the laws of their respective States of incorporation or formation, and the terms and conditions set forth herein;

WHEREAS, this Agreement contemplates a merger of the iLead Acquisition Sub with and into iLead in accordance with the terms of this Agreement (the “Merger”), pursuant to which the Shareholders will receive cash and common stock of the THK in exchange for their shares of capital stock of iLead.  The Merger then shall be followed, as soon as reasonably practicable, by a merger of the iLead Surviving Company with and into THK LLC (the “Final Merger”).  It is the intention of the Parties that the Merger be mutually interdependent with and a condition precedent to the Final Merger and that the Final Merger shall, through the binding commitment evidenced by Section 6.7, be effected, as soon as reasonably practicable, following the Effective Time and without the further approval, authorization or direction from or by any of the Parties.  It is the further intention of the Parties that, upon consummation of the Merger and the Final Merger, there will be achieved a single end result and the shareholders of iLead at the Effective Time will receive the same economic benefit and/or ownership interest in THK as such Shareholders would have received had iLead been merged directly with and into THK LLC; and

WHEREAS, subject to Section 10.6 hereof, for federal income tax purposes, it is intended that the Merger and the Final Merger, considered together as a single integrated transaction, shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder and that this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby mutually acknowledged, intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the respective meanings set forth below:

“Aboveground Storage Tanks” has the meaning given in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, Regulation, order ruling, or decree governing Aboveground Storage Tanks or Underground Storage Tanks.

“Action” means any claim, demand, action, cause of action, chose in action, right of recovery, right of set-off, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Additional Cash Payment” is defined in Section 8.4.

“Affiliate” means, with respect to a specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes, with respect to the specified Person: (a) any other Person which beneficially owns or holds 10% or more of the outstanding voting securities or other securities convertible into voting securities of such Person, (b) any other Person of which the specified Person beneficially owns or holds 10% or more of the outstanding voting securities or other securities convertible into voting securities, or (c) any director, officer or employee of such Person.

“Agreement” is defined in the recitals to this Agreement.

“Approved Liabilities” is defined in Section 4.27.

“Articles of Merger” is defined in Section 2.2.

“Audited Closing Date Balance Sheet” means the balance sheet of iLead as of the Closing Date, as audited by the THK Accountants.

“Audited Financials” is defined in Section 4.8.

“Bonus Pool” is defined in Section 6.6.

“Bonus Pool Amount” is defined in Section 6.6.

“Business” is defined in the recitals to this Agreement.

“Business Assets” is defined in Section 4.18(a).

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are required or authorized to be closed in the city of Chicago, Illinois.

“Cash Consideration” is defined in Section 2.6.

“CERCLA” has the meaning given in the Environmental Law definition.

“Claims of Any Nature” is defined in Section 4.27.

“Closing” shall mean the delivery of the documents referred to in Article IX and filing of the documents referred to in Article II.

“Closing Date” shall mean the day on which the Closing takes place.  The Closing shall be held at the offices of Reed Smith LLP, 435 Sixth Avenue, Pittsburgh, PA 15219, unless another place is agreed to in writing by the Parties.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Financials” is defined in Section 4.8.

“Contract” means any contract, plan, undertaking, understanding, agreement, license, lease, note, mortgage or other binding commitment, whether written or oral.

“Copyrights” mean all copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions.

“Court” means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

“Database” means all data and other information recorded, stored, transmitted and retrieved in electronic form.

“Documents” means this Agreement together with the Articles of Merger, the Schedules and Exhibits hereto, the iLead Disclosure Schedule, and the other agreements, documents and instruments required or contemplated to be executed in connection herewith.

“Earnout Payment” is defined in Section 8.1.

“Effective Time” is defined in Section 2.2.

“Employee Agreement” means each management, employment, bonus, loan or other extension of credit, change in control, retention, severance, consulting, non-compete, confidentiality, or similar agreement or contract any part of which is in effect on the date of this Agreement or the Closing Date between iLead and any employee pursuant to which iLead provides annual compensation in excess of $50,000 or any severance benefit or annual payment in excess of $25,000.

“Employee Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, which have ever been sponsored or maintained or entered into for the benefit of, or relating to, any present or former employee or manager of iLead, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with iLead, within the meaning of Section 414 of the Code (an “ERISA Affiliate”), whether or not such plan is terminated.

“Employee Salaries Letter” is defined in Section 4.16(a).

“Employee Warrant Agreements” is defined in Section 9.1(i).

“Environmental Law” means, as enacted and in effect on or prior to the Closing Date, all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation, the United States Department of Transportation Table (49 C.F.R. 172, 101) or by the Environmental Protection Agency as hazardous substances (40 C.F.R. Part 302) and any amendments thereto; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986 (“SARA”) and by subsequent amendments, 42 U.S.C. §9601, et seq. (hereinafter, collectively, “CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq. (hereinafter, collectively “RCRA”); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1311, et seq.; the Clean Air Act, as amended, 42 U.S.C. §7401 7642; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. §136 136y; the Emergency Planning and Community Right to Know Act of 1986, as amended, 42 U.S.C. §11001, et seq. (Title III of SARA); the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §651, et seq. (“OSHA”).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Final Merger” is defined in the recitals to this Agreement.

“First Twelve Quarters” means the first twelve (12) full calendar quarters following the Closing Date.

“First Twelve Quarters Pre-Tax Earnings” means the aggregate pre-tax earnings of the Business during the First Twelve Quarters, determined in accordance with GAAP consistently applied, as certified by the THK Accountants.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time consistently applied.

“Governmental Authority” means any governmental or legislative agency or authority (other than a Court) of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

“Hardware” means all mainframes, midrange computers, personal computers, notebooks, servers, switches, printers, modems, drives, peripherals and any component of any of the foregoing.

“Hazardous Substance” means any Hazardous Substance, as defined in CERCLA, and any other chemical, compound, product, solid, gas, liquid, pollutant, contaminant or material which is regulated under any Environmental Law, and includes without limitation, asbestos or any substance containing asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof).

“iLead” is defined in the preamble to this Agreement.

“iLead Acquisition Sub” is defined in the preamble to this Agreement.

“iLead Certificates” is defined in Section 2.6.

“iLead Common Stock” is defined in Section 2.6.

“iLead Surviving Company” is defined in Section 2.1.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of a creditor or a lender under such an agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to pay the Indebtedness or to assure the holder of such Indebtedness against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss and all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Information System” means any combination of Hardware, Software and/or Database(s) employed primarily for the creation, manipulation, storage, retrieval, display and use of information in electronic form or media.

“Intellectual Property” means (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending Patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending Patent application or applications, (c) Patents, (d) Trademarks, (e) Copyrights, (f) Software, (g) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (h) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, Databases, Information Systems, pricing and cost information, business and marketing plans and customer and supplier lists and information, (i) copies and tangible embodiments of all the foregoing, in whatever form or medium, (j) all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights, (k) all rights under any license agreement and any license, registered user agreement, technology or material, transfer agreement, and other agreements or instruments with respect to items in (a) to (j) above; and (l) all rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the Intellectual Property rights hereinabove set out.

“Inventories” means all inventories, including, without limitation, merchandise, raw materials, work-in-process, finished goods, replacement parts, packaging, office supplies,

maintenance supplies, computer parts and supplies and Hardware related to the Business maintained, held or stored by or for iLead at any location whatsoever and any prepaid deposits for any of the same.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” means (a) in the case of an individual, knowledge of a particular fact or other matter if such individual is actually aware of such fact or other matter, and (b) in the case of a Person (other than an individual) such Person will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or has at any time served, as a director, manager, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, actual knowledge of such fact or other matter.

“Law” means all laws, statutes, ordinances and Regulations of any Governmental Authority including all decisions of Courts having the effect of law in each such jurisdiction.

“Leased Property” means any property leased by iLead as tenant, together with, to the extent leased by iLead all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of iLead attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Leases” is defined in Section 4.10(d).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Order, liabilities for Taxes and those liabilities arising under any Contract.

“Liens” means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase, or charge of any kind (including any agreement to grant any of the foregoing), provided, however, that the term “Lien” shall not include: (a) liens for Taxes, assessments and charges any Governmental Authority due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made); (b) servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein granted to any third party; (c) liens for Taxes either not due and payable or due but for which notice of assessments has not been given; (d) undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Authority which have not at the time been filed or registered against the title to the asset or served upon iLead pursuant to Law or which relate to obligations not due or delinquent; (e) assignments of insurance provided to third party landlords (or their mortgagees) pursuant to the terms of any lease, and liens or rights reserved in any lease for rent or for compliance with the terms of such lease; (f) liens granted in the ordinary course of the Business, as applicable, to any public utility, municipality or Government Authority in connection with the operations of the Business, as applicable, other than liens granted for borrowed money; (g) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws; and (h) restrictions on transfer of securities imposed by applicable state and federal securities Laws.

“Litigation” means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, inquiry, demand letter, governmental or other administrative proceeding, whether at law or at equity, before or by any Court, Governmental Authority, arbitrator or other tribunal.

“Loss” and “Losses” are defined in Section 10.2(a).

“Material Adverse Effect” means any circumstance, change in, or effect that, individually or in the aggregate: (a) is, or could be, materially adverse to the business, operations, assets or Liabilities (including, without limitation, contingent Liabilities), results of operations or the condition (financial or otherwise) of the Person, or (b) could materially adversely affect the ability of the Person to operate or conduct its business in the manner in which it is currently operated or conducted, or contemplated to be conducted or operated; provided, however, that in determining whether a Material Adverse Effect has occurred, any effect to the extent attributable to the following shall not be considered:  (a) changes in Laws, rules or regulations of general applicability or interpretations thereof by Governmental Authority; (b) changes in prevailing interest rates; (c) changes in general economic conditions; (d) changes affecting the Internet marketing industry generally; (e) any actions taken or omitted to be taken pursuant to the terms of this Agreement; and (f) any effects resulting from the announcement of this Agreement.

“Merger” is defined in the recitals to this Agreement.

“Merger Consideration” is defined in Section 2.6.

“Nelson” is defined in the preamble to this Agreement.

“Nelson Employment Agreement” is defined in Section 9.1(h).

“Option Cancellation Agreement” means the agreement set forth on Schedule 9.1(h)(9) hereto.

“Order” shall mean any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Other Interests” is defined in Section 9.1(h)(12).

“Other Interests Acquisition Letter Agreement” is defined in Section 9.1(h)(12).

“Owned Property” means any property owned by iLead together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of iLead attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Owned Property Leases” is defined in Section 4.10(a).

“Party” or “Parties” is defined in the recitals to this Agreement.

“Patents” mean all national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application.

“Permits” means any licenses, permits, pending applications, consents, certificates, registrations, approvals and authorizations.

“Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint stock company, joint venture, trust or any other entity.

“Pre-Tax Earnings Amount”, subject to Section 8.3, means the amount, if any, by which (i) an amount equal to one-third of the First Twelve Quarters Pre-Tax Earnings exceeds (ii) $3,682,688.

“Property” means the Leased Property and the Owned Property.

“RCRA” has the meaning given in the Environmental Law definition.

“Receivables” means any and all accounts receivable, notes, book debts and other amounts due or accruing due to a Person, whether or not in the ordinary course of its business, together with any unpaid financing charges accrued thereon.

“Registration Rights Agreement” is defined in Section 9.1(h).

“Regulation” means any rule or regulation of any Governmental Authority.

“Release” means any release, spill, emission, leak, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration (as such terms are used or defined in the Environmental Laws) of a Hazardous Substance into the indoor or outdoor environment or into or out of any Property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” is defined in Section 5.9(a).

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Seolas” is defined in the preamble to this Agreement.

“Seolas Employment Agreement” is defined in Section 9.1(h).

“Set-Off” is defined in Section 10.4.

“Shareholder” and “Shareholders” are defined in the preamble to this Agreement.

“Shareholder Warrant Agreements” is defined in Section 9.1(i).

“Shareholders Employment Agreements” is defined in Section 9.1(h).

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) Databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) the technology supporting any Internet site(s) operated by or on behalf of the Person and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Stock Consideration” is defined in Section 2.6.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” or “Subsidiaries” of a specified Person means any other Person in which such Person owns, directly or indirectly, more than 50% of the outstanding voting securities or other securities convertible into voting securities, or which may effectively be controlled, directly or indirectly, by such Person.

“Tangible Personal Property” is defined in Section 4.11(a).

“Tax” or “Taxes” means any and all federal, state, local, or foreign taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or other taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, disability, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority.

“Tax Returns” means returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority or other taxing authority or agency, domestic or foreign, including consolidated, combined and unitary tax returns.

“THK” is defined in the preamble to this Agreement.

“THK Accountants” means THK’s independent certified public accountants.

“THK Common Stock” means the Common Stock, $.001 par value per share, of THK.

“THK LLC” is defined in the preamble to this Agreement.

“Trademarks” mean all trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions.

“Unapproved Liabilities” is defined in Section 10.2.

“Underground Storage Tanks” has the meaning given in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, Regulation, order ruling, or decree governing Aboveground Storage Tanks or Underground Storage Tanks.

“Utah Department of Commerce” means the Utah Department of Commerce, Division of Corporations and Commercial Code.

“Waste” means agricultural wastes, biomedical wastes, biological wastes, bulky wastes, construction and demolition debris, garbage, household wastes, industrial solid wastes, liquid wastes, sludge, solid wastes, special wastes, used oils, and yard trash.

“Web Sites” means all web sites, domain names, and associated internet properties, rights, titles and interests in any way directly or indirectly used in or associated with the Business.

“Whittingham” is defined in the preamble to this Agreement.

“Whittingham Employment Agreement” is defined in Section 9.1(h).

ARTICLE II

THE MERGER

2.1           The Merger.  At the Effective Time, in accordance with the laws of the State of Utah and the terms and conditions of the Documents, iLead Acquisition Sub shall be merged with and into iLead.  From and after the Effective Time, the separate corporate existence of iLead Acquisition Sub shall cease and iLead, as the surviving corporation in the Merger, shall continue its existence under the laws of the State of Utah as a wholly-owned subsidiary of THK.  iLead, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “iLead Surviving Company.”

2.2           Effective Time.  Subject to the provisions of this Agreement, on the Closing Date or as soon thereafter as is practicable, the Parties shall cause the Merger to become effective by executing and filing with the Utah Department of Commerce Articles of Merger in accordance with the form required pursuant to Section 16-10a-1105 of the Utah Revised Business Corporation Act, which forms shall be prepared by counsel to iLead and THK, and attached hereto as Exhibit A and made a part hereof (the “Articles of Merger”), the date and time of such filing, or such later date and time as may be agreed upon by the Parties and specified therein, being hereinafter referred to as the “Effective Time”.  The Parties hereto shall take all necessary steps to pre-clear the Merger with the Utah Department of Commerce in order that on the Closing Date, the Articles of Merger may be filed with the Utah Department of Commerce and become effective upon filing.

2.3           Effect of the Merger.  At the Effective Time, the Merger shall have the effect set forth in the Documents and in the applicable provisions of law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the assets, properties, rights, privileges, immunities, powers and franchises of iLead and iLead Acquisition Sub shall vest in the iLead Surviving Company, and all of the debts, liabilities and duties of iLead and iLead Acquisition Sub shall become the debts, liabilities and duties of the iLead Surviving Company.

2.4           Articles of Incorporation and Bylaws.  From and after the Effective Time and without further action on the part of the Parties, the Articles of Incorporation and Bylaws of iLead Acquisition Sub immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of iLead Surviving Company until amended in accordance with the respective terms thereof.

2.5           Directors and Officers.  The directors and officers of iLead Surviving Company immediately prior to the Effective Time shall be the directors and officers immediately following the Effective Time, it being expressly agreed that Whittingham shall be a director and the President of iLead Surviving Company and shall report to the President and the Chief Operating Officer of THK as described more fully in the Whittingham Employment Agreement, Nelson shall be a director and a Vice President of iLead Surviving Company and shall report to the President of iLead Surviving Company as described more fully in the Nelson Employment Agreement and Seolas shall be a Vice President of iLead Surviving Company and shall report to the President of iLead Surviving Company as described more fully in the Seolas Employment Agreement, each to hold office in accordance with the Articles of Incorporation and Bylaws of

iLead Acquisition Sub, in each case, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with their respective Shareholder Employment Agreement and iLead Acquisition Sub’s Articles of Incorporation and Bylaws.

2.6           Effect on iLead’s Capital Structure.  At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of the following securities: (x) All of issued and outstanding shares of common stock of iLead immediately prior to the Effective Time (“iLead Common Stock”) shall be converted automatically into the right to receive Nine Million Two Hundred Six Thousand Seven Hundred Twenty Dollars ($9,206,720) (the “Cash Consideration”) and shares of THK Common Stock having an aggregate value of Nine Million Two Hundred Six Thousand Seven Hundred Twenty Dollars ($9,206,720), such stock to be valued at $1.98 per share (the “Stock Consideration”, and collectively with the Cash Consideration and the Earnout Payment (if any) and the Additional Cash Payment (if any), the “Merger Consideration”).  From and after the Effective Time, all iLead Common Stock shall automatically be redeemed and canceled and shall cease to exist, and each holder of a certificate, if any, that previously represented any such iLead Common Stock (collectively, the “iLead Certificates”) shall cease to have any rights with respect thereto other than the right to receive, if any, their portion of the Merger Consideration (including the Earnout Payment).  The Merger Consideration shall be deemed to have been issued in full satisfaction of all rights pertaining to the iLead Common Stock, and after the Effective Time, there shall be no further registration or transfers of iLead Common Stock.  If after the Effective Time, any iLead Certificates are presented to iLead Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Section 2.6. If any iLead Certificates representing iLead Common Stock shall have been lost, stolen or destroyed, THK shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable Merger Consideration; provided, however, that THK may, in its discretion and as a condition precedent to the issuance and delivery thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against THK or iLead Surviving Company with respect to the certificates alleged to have been lost, stolen or destroyed.

2.7           Options and Warrants.  Prior to the Effective Time, the Shareholders, at the Shareholders’ sole expense, shall take all actions necessary to cause all iLead Common Stock other than the iLead Common Stock held by the Shareholders which is being exchanged for the Merger Consideration in accordance with Section 2.6, and all options, warrants and other contractual or other rights to purchase or otherwise acquire or convert into iLead Common Stock, if any, to be cancelled, extinguished and terminated.

2.8           Taking of Necessary Action; Further Action.  If, at any time and from time to time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest in the iLead Surviving Company full right, title and possession of all properties, assets, rights, privileges, powers and franchises of iLead and iLead Acquisition Sub, the officers and managers of iLead and the iLead Surviving Company shall be and are fully authorized and directed, in the name of and on behalf of their respective companies, to take, or cause to be taken, all such lawful and necessary action as is not inconsistent with this

Agreement.  THK shall cause iLead Acquisition Sub and THK LLC to perform all of their obligations relating to this Agreement and the transactions contemplated hereby.

2.9           Tax-Deferred Reorganization.  Subject to Section 10.6 hereof, the Parties intend to adopt this Agreement as a tax-deferred plan of reorganization and agree to treat the Merger and the Final Merger, considered together as a single integrated transaction, as a reorganization in accordance with the provisions of Section 368(a)(1)(A) of the Code for U.S. tax purposes.  After the Merger, THK, iLead Acquisition Sub and THK LLC shall, and shall cause iLead to:  (A) report on their respective tax returns and tax filings the transactions contemplated by this Agreement as a tax-free reorganization (except for cash paid) under Section 368(a)(1)(A) of the Code; (B) keep their records, and file in connection with their federal and state income tax returns, all such information as may be required by Section 1.368-3 of the Treasury Regulations (and corresponding state rules and regulations) with respect to the transactions contemplated by this Agreement; (C) refrain from taking any action or tax reporting position which would be inconsistent with such qualification of the transactions contemplated hereunder as a tax-free reorganization (except for cash paid) under Section 368(a)(1)(A) of the Code unless otherwise required by a “determination” (as defined in Section 1313(a)(1) of the Code) or by applicable state or local law (and then only to the extent required by such applicable state or local tax law); and (D) comply with all the requirements of Section 368(a)(1)(A) of the Code and the administrative pronouncements thereunder applicable to the transactions contemplated by this Agreement.

ARTICLE III

RESTRICTIONS ON TRANSFER REGISTRATION

3.1           Restrictions on Transfer.  All certificates representing THK Common Stock issued pursuant to this Agreement shall bear a legend stating that the THK Common Stock has not been registered under the Securities Act, and may not be transferred or sold without such registration or an exemption therefrom.

3.2           Registration.  At the Closing, THK and the Shareholders shall enter into the Registration Rights Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND ILEAD

In order to induce THK, iLead Acquisition Sub and THK LLC to enter into this Agreement and to consummate the transactions contemplated hereby, the Shareholders and iLead hereby jointly and severally represent and warrant to each of THK, iLead Acquisition Sub and THK LLC, as of the date of this Agreement, as follows, it be understood and agreed that, unless the context requires otherwise, all references to iLead in this Article IV shall be deemed to refer to and include iLead and its Subsidiary on a consolidated basis:

4.1           Organization and Qualification.  iLead is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, with full corporate power and authority to own, lease and operate its properties and to conduct its business as now conducted except where failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect on iLead, and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed on Schedule 4.1, which are the only jurisdictions in which the failure to be so licensed or qualified could have a Material Adverse Effect on iLead.

4.2           Subsidiaries.  iLead does not have any Subsidiaries and does not own, directly or indirectly, any equity or other ownership interest of any Person.

4.3           Articles of Incorporation, Bylaws and Corporate Records.  True, correct and complete copies of each of (a) the Articles of Incorporation of iLead as amended and in effect on the date hereof, (b) the Bylaws of iLead as amended and in effect on the date hereof and (c) the minute books of iLead, have been previously made available to THK and iLead Acquisition Sub.  The minute book contains complete and accurate records of all meetings and other actions of the directors, committees of the directors, organizers and Shareholders of iLead from the date of its organization to the date hereof.

4.4           Authorization; Enforceability.  iLead has the corporate power and authority to own, hold, lease and operate its properties and assets, to carry on its business as currently conducted and to execute, deliver and perform its obligations under this Agreement and the other Documents to which it is a party.  The execution, delivery and performance of this Agreement and the other Documents to which it or he is a party and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by the directors of iLead and the Shareholders, and no other action on the part of iLead or the Shareholders is necessary to consummate the transactions contemplated by this Agreement and the other Documents.  This Agreement and each of the other Documents to be executed and delivered by iLead and the Shareholders has been or, at the Closing, will be duly executed and delivered by, and constitute the legal, valid and binding obligations of, iLead and the Shareholders, respectively, are enforceable against iLead and the Shareholders in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency reorganization, moratorium and similar laws relating to or affecting creditor rights generally or by general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.5           No Violation or Conflict.  None of (a) the execution and delivery by iLead and the Shareholders of this Agreement and the other Documents to be executed and delivered by iLead or the Shareholders, (b) the consummation by iLead and the Shareholders of the transactions contemplated by this Agreement and the other Documents or (c) the performance of this Agreement and the other Documents required by this Agreement to be executed and delivered by iLead or the Shareholders at the Closing will (1) conflict with or violate the Articles of Incorporation or the Bylaws of iLead, (2) conflict with or violate any Law, Order or Permit applicable to iLead or the Shareholders, or by which iLead’s properties or the iLead Common Stock are bound or affected, or (3) result in any breach or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair iLead’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the properties or assets of iLead pursuant to, any Contract, Permit or other instrument or obligation to which iLead is a party or by which iLead or its properties are bound or affected except, in the case of clause (2) or (3) above, for any conflict, breach, violation, default or other occurrence that would not, individually or in the aggregate, have a Material Adverse Effect on iLead.

4.6           Governmental Consents and Approvals.  Except for the Articles of Merger, the execution, delivery and performance of this Agreement and the other Documents by iLead and the Shareholders do not and will not require any consent, approval, authorization, Permit or other order of, action by, filing with or notification to, any Governmental Authority.

4.7           Capital Structure.  The Shareholders own 100% of the outstanding iLead Common Stock.  The Shareholders are the record and beneficial owners and holders of the iLead Common Stock free and clear of all Liens.  Schedule 4.7 sets forth the number of shares of iLead Common Stock owned by each Shareholder.  Except as described above, there will be no equity interests or other securities of iLead authorized, issued, reserved for issuance or otherwise outstanding at the Closing.  Without limiting the generality of the foregoing, none of Ben Bertola, Craig Anderson, Madison Parker or Rich Christiansen nor any of the current, former or prospective shareholders of Web House USA, Inc., WinDaily Inc., Killer Deals LLC, Free Blvd., Affiliate Bank.com, Oral Bright, Inc., eFamily Network, Inc. or any other Person in which Whittingham has or had an interest (including without limitation the entities listed on Schedule 4.19) owns or is entitled to any iLead Common Stock or has or will have claim with respect to any of the Merger Consideration.  All of the outstanding iLead Common Stock is duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or any kind of similar rights. There are no bonds, debentures, notes or other Indebtedness of iLead having the right to vote (or convertible into securities having the right to vote) on any matters on which the Shareholders are eligible or required to vote.  There are no other outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which iLead is a party or bound obligating iLead to issue, deliver or sell, or cause to be issued, delivered or sold, additional voting securities of iLead or obligating iLead to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking that will survive the Closing.  There are no outstanding contractual obligations of iLead to repurchase, redeem or otherwise acquire any capital stock (or options to acquire any such capital stock) or other security or equity interest of iLead which will survive the Closing.  All of the issued and outstanding iLead Common Stock was issued in compliance with all applicable federal and state securities laws and is owned by the Shareholders.

4.8           Financial Statements.  Schedule 4.8 sets forth the audited consolidated balance sheets of iLead as of December 31, 2004, and December 31, 2005, respectively, and the related audited consolidated income statement and statement of cash flows for the periods ended December 31, 2004 and December 31, 2005 accompanied by the auditor’s report thereon (the “Audited Financials” or the “Company Financials”).  The Company Financials (i) have been prepared in accordance with the books and records of the Person to which they relate and (ii) are complete and correct have been prepared in accordance with GAAP consistently applied for the periods presented.  The Company Financials present fairly the financial condition and operating results of iLead as of the dates and during the periods indicated therein.

4.9           Conduct in the Ordinary Course; Absence of Changes.  Since December 31, 2005, iLead has conducted the Business in the ordinary course, consistent with past practice, and there has been no change in the Business which has had, or could reasonably be anticipated to result in, a Material Adverse Effect on iLead.

4.10         Property.

(a)           Part I of Schedule 4.10(a) lists (1) the street address of each parcel of Owned Property, and (2) any and all leases of all or any portion of any of Owned Property (“Owned Property Leases”).  Any parcel of Owned Property that is not subject to an Owned Property Lease is occupied by iLead and is used solely for the conduct of the Business.  Part II of Schedule 4.10(a) lists for each Owned Property Lease (i) the street address of each parcel subject to an Owned Property Lease, (ii) the identity of the lessor, lessee and current occupant (if different from lessee/lessor) under each Owned Property Lease, (iii) the term, the security deposit, if any, and rental payment terms of the Owned Property Leases (and any subleases) pertaining to each Owned Property Lease, (iv) any commissions due now or in the future on any Owned Property Lease or in connection with an option to extend or renew and (v) any amendments to the Owned Property Leases.

(b)           Schedule 4.10(b) lists (1) the street address of each parcel of Leased Property, (2) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Property, and (3) the term and rental payment terms of the leases (and any subleases) pertaining to each such parcel of Leased Property.

(c)           iLead has made available to THK and iLead Acquisition Sub true and correct copies of each deed for each parcel of Owned Property and, to the extent available, for each parcel of Leased Property, and all title insurance policies, title reports, surveys, certificates of occupancy, environmental reports and audits, appraisals, other title documents and other documents relating to or otherwise affecting the Owned Property, the Leased Property or the operation of the Business thereon or any other uses thereof.

(d)           iLead has delivered, or made available to THK and iLead Acquisition Sub, true and correct copies of all leases and subleases listed in Schedules 4.10(a) and (b) and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates) (the “Leases”).  With respect to each Lease:

(1)           each Lease is the legal, valid and binding, obligation of the parties thereto, enforceable against each party, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditor rights generally or by general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law);

(2)           none of (a) the execution and delivery by iLead and each of the Shareholders of this Agreement and the other Documents, (b) the consummation by iLead and the Shareholders of the transactions contemplated by this Agreement and the other Documents, or (c) the performance by iLead and the Shareholders of this Agreement and the other

Documents will (1) conflict with or violate the terms of any Lease or (2) result in any breach or violation of or constitute a default (or an event with notice or lapse of time or both would become a default) under, or impair iLead’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Lease;

(3)           neither iLead nor, to the Knowledge of iLead and the Shareholders, any other party to any Lease, is in breach or default, and, to the Knowledge of iLead and the Shareholders no event has occurred that, with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration under the Lease; and

(4)           the rental set forth in each Lease is the actual rental being paid, and there are no separate agreements or understandings regarding the amount of rent.

4.11         Personal Property.

(a)           Schedule 4.11(a) lists each item or distinct group of machinery, equipment, tools, supplies, furniture, fixtures, vehicles, rolling stock and other tangible personal property with a cost in excess of $5,000 used in the Business and owned or leased by iLead (the “Tangible Personal Property”).

(b)           iLead has delivered or made available to THK and iLead Acquisition Sub correct and complete copies of all Contracts, including equipment Leases, for Tangible Personal Property and any and all ancillary documents pertaining thereto.  With respect to each Contract for Tangible Personal Property:

(1)           each Contract, together with all ancillary documents delivered pursuant to the first sentence of this Section 4.11(b), is the legal, valid and binding obligation of the parties thereto, enforceable against each of the parties in accordance with the terms thereof except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor rights generally or by general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law);

(2)           neither iLead nor, to the Knowledge of iLead and the Shareholders, any other party to any lease, is in breach or default, and no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under, any lease; and

(3)           none of (a) the execution and delivery by iLead and the Shareholders of this Agreement and the other Documents, (b) the consummation by iLead and the Shareholders of the transaction contemplated by this Agreement and the other Documents, (c) the performance by iLead or the Shareholders of this Agreement and the other Documents required by this Agreement will (1) conflict with or violate the terms of any lease or (2) result in any breach or violation of or constitute a default (or an event with notice or lapse of time or both would become a default) under, or impair iLead’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any lease.

(c)           All Tangible Personal Property is adequate and usable for the use and purposes for which it is currently used, is in good operating condition, and has been maintained and repaired in accordance with good business practice.

4.12         Approval of Directors and Shareholders.  The directors of iLead have, at a meeting duly called and held at which all directors of iLead were present or by a unanimous written consent:  (a) approved and declared advisable this Agreement; (b) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to and in the best interest of iLead and the Shareholders; (c) recommended to the Shareholders of iLead (1) approval of the Merger and the other transactions contemplated hereby and (2) approval and adoption of this Agreement; and (d) directed that this Agreement be submitted to the Shareholders of iLead for their approval and adoption.  The Shareholders of iLead have approved the Merger and this Agreement after full disclosure to the Shareholders of the terms of this Agreement and the transactions contemplated hereby, including without limitation the Shareholders Employment Agreements and the Shareholder Warrant Agreements.

4.13         Insurance.  iLead has furnished or made available to THK and iLead Acquisition Sub true and complete copies of all insurance policies and fidelity bonds covering the assets, business, equipment, properties and operations of iLead relating to the Business, a list of which (by type, carrier, policy number, limits, premium and expiration date) is set forth in Schedule 4.13.  All such insurance policies are in full force and effect and will remain in full force and effect with respect to all events occurring prior to the Effective Time.

4.14         Permits.  Schedule 4.14 lists all Permits used in or otherwise required to conduct the Business.  Each of the Permits is valid and in full force and effect.

4.15         Taxes.  Except as set forth in Schedule 4.15 hereto:

(a)           All Tax Returns and reports in respect of Taxes required to be filed with respect to iLead or the Business have been timely filed,

(b)           all Taxes required to be shown on such returns and reports or otherwise due have been timely paid,

(c)           all such returns and reports are true, correct and complete,

(d)           no adjustment relating to such returns has been proposed formally or informally by any Governmental Authority and, to the Knowledge of iLead and the Shareholders, no basis exists for any such adjustment,

(e)           there are no pending or, to the Knowledge of iLead and the Shareholders, threatened actions or proceedings for the assessment or collection of Taxes against iLead or insofar as either relates to the activities or income of iLead or the Business or could result in Liability to iLead whether joint or several any corporation that was includible in the filing of a return with iLead on a consolidated or combined basis,

(f)            no consent under Section 341(f) of the Code has been filed with respect to iLead,

(g)           there are no Tax Liens on any assets of iLead or of the Business,

(h)           iLead has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed,

(i)            iLead has not consented to extend the time in which any Taxes may be assessed or collected by any taxing authority,

(j)            iLead has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date,

(k)           there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon iLead’s assets,

(l)            iLead will not be required:

(1)           as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Closing Date or

(2)           as a result of any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law), to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing Date,

(m)          iLead is not a party to or bound by any tax allocation or tax sharing agreement and does not have any current or potential contractual obligation to indemnify any other Person with respect to Taxes,

(n)           to the Knowledge of iLead and the Shareholders, there is no basis for any assessment, deficiency notice, 30-day letter or similar notice with respect to any Tax to be issued to iLead with respect to any period on or before the Closing Date,

(o)           iLead has not made any payments, and is or will not become obligated (under any Contract entered into on or before the Closing Date) to make any payments, that will not be deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign law),

(p)           iLead has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (or any corresponding provision of state, local or foreign law) during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code (or any corresponding provision of state, local or foreign law),

(q)           no claim has ever been made in writing by a taxing authority in a jurisdiction where iLead does not file Tax Returns that iLead is or may be subject to Taxes assessed by such jurisdiction,

(r)            iLead does not have any physical presence in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country,

(s)           true, correct and complete copies of all income and sales Tax Returns filed by or with respect to iLead for the past two (2) years have been furnished or made available to THK, and

(t)            iLead will not be subject to any Taxes pursuant to Section 1374 or Section 1375 of the Code (or any corresponding provision of state, local or foreign law) with respect to the transactions contemplated by this Agreement.

4.16         Labor Matters.

(a)           The name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, “golden parachute” and other like benefits paid or payable (in cash or otherwise) in 2004 and 2005, the date of employment and a description of position and job function of each current salaried employee, officer, manager, consultant or agent of iLead is accurately stated in that certain letter dated the date of this Agreement from the Shareholders to Gerard M. Jacobs, the President and Chief Executive Officer of THK (the “Employee Salaries Letter”).

(b)           No employment, consulting, severance pay, continuation pay, termination or indemnification agreements or other similar agreements of any nature (whether in writing or oral) exist between iLead and any current or former shareholder, officer, director, employee or consultant, except such indemnification as may be provided in the Bylaws or other charter documents of iLead, copies of which have been provided to THK.

(c)           iLead is not a party to any collective bargaining agreement or other labor union Contract applicable to persons employed by iLead and

(1)           there are no controversies, strikes, slowdowns or work stoppages pending or, to the Knowledge of iLead and the Shareholders, threatened by any employee against iLead;

(2)           there are no unfair labor practice complaints pending against iLead before the National Labor Relations Board or any other Governmental Authority or involving any current or former employee of iLead;

(3)           iLead has complied with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by any Governmental Authority and have withheld and paid to any appropriate Governmental Authority, or are holding for payment not yet due to such Governmental Authority, all amounts required to be withheld from employees of iLead and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing;

(4)           iLead has paid in full to all its employees, or adequately accrued for in accordance with GAAP, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of its employees; provided however, that iLead’s employees have until the end of a calendar year to use accrued vacation;

(5)           there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any Persons currently or formerly employed by iLead;

(6)           there is no charge or proceedings with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to iLead; and

(7)           there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted and not settled or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which iLead has employed or currently employs any Person.

4.17         Employees and Related Agreements; ERISA.

(a)           Schedule 4.17(a) contains a true and complete list of each Employee Plan and each Employee Agreement of iLead.  iLead has no plan or commitment, whether legally binding or not, to establish any new Employee Plan, to enter into any Employee Agreement or to modify or to terminate any Employee Plan or Employee Agreement (except to the extent required by law as previously disclosed to THK, or as required by this Agreement), or has any intention to do any of the foregoing been communicated to employees.

(b)           iLead has provided to THK and iLead Acquisition Sub (1) current, true and complete copies of each Employee Plan and each Employee Agreement, including all amendments thereto, and trust or funding agreements with respect thereto, (2) the two most recent annual actuarial valuations, if any, prepared for each Employee Plan, (3) the two most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Employee Plan or related trust, (4) a statement of alternative form of compliance pursuant to Department of Labor Regulation §2520.104-23, if any, filed for each Employee Plan which is an “employee pension benefit plan” as defined in Section 3(2) of ERISA for a select group of management or highly compensated employees, (5) the most recent determination letter received from the IRS, if any, for each Employee Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code, (6) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets and (7) the most recent summary plan description together with the most recent summary of modifications, if any, required under ERISA with respect to each Employee Plan.

(c)           Except to the extent any action does not have a Material Adverse Effect on iLead, (1) iLead has performed all obligations required to be performed by it under each Employee Plan and Employee Agreement and is not in default under or in violation of any Employee Plan or Employee Agreement, (2) each Employee Plan has been established and maintained in accordance with its terms and in compliance with all requirements of Laws, (3) each Employee Plan intended to qualify under Section 401 of the Code is so qualified and a determination letter has been issued by the IRS to the effect that each Employee Plan is so qualified and that each trust forming a part of any Employee Plan is exempt from tax pursuant to Section 501(a) of the Code and, to the Knowledge of iLead and the Shareholders, no circumstances, exist which could reasonably be expected to adversely affect this qualification or exemption, (4) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Employee Plan, (5) there are no actions, proceedings, arbitrations, suits or claims pending or, to the Knowledge of iLead and the Shareholders, threatened or anticipated (other than routine claims for benefits), with respect to any Employee Plan or Employee Agreement, (6) no event or transaction has occurred with respect to any Employee Plan that would result in the imposition of any tax under Chapter 43 of Subtitle D of the Code, (7) no Employee Plan is under audit or investigation by the IRS, the Department of Labor or other Governmental Authority and, to the Knowledge of iLead and the Shareholders, no audit or investigation is pending or threatened, (8) no liability under any Employee Plan has been funded or has any obligation been satisfied with the purchase of a Contract from an insurance company as to which iLead has received notice that insurance company is insolvent or is in rehabilitation or any similar proceeding, (9) iLead has timely deposited and transmitted, or accrued, all amounts withheld from employees for contributions or premium payments for each Employee Plan into the appropriate trusts or accounts and (10) each Employee Plan that allows loans to plan participants has been operated in accordance with the plan’s written loan policy; in addition, all outstanding loans from all Employee Plans are current as of the Closing Date, and there are no loans in default.

(d)           iLead is not the sponsor, and does not maintain, contribute to, or have any liability in respect of, and has never sponsored, maintained, contributed to, or had any liability in respect of, or been required to contribute to, an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA, or a “multiple employer plan” (within the meaning of Section 413 of the Code).

(e)           iLead (1) does not maintain or contribute to any Employee Plan that provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any employee upon his or her retirement or termination of employment, except as may be required by Section 4980B of the Code or otherwise at the expense of the employee, and (2) does not have any obligation or agreement (whether in oral or written form) to any employee (either individually or to employees as a group) that such employee(s) would be provided with life insurance, medical, severance or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Section 4980B of the Code or otherwise at the expense of the employee.

(f)            The execution of, and performance of this Agreement and the Other Documents and the transactions contemplated hereby and thereby will not constitute an event under any Employee Plan or Employee Agreement that will result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

(g)           No Employee Plan or Employee Agreement is funded by a trust described in Section 501(c)(9) of the Code.

(h)           iLead is not (1) a Shareholders of a “controlled group of corporations,” or an “affiliated service group” within the meanings of Sections 414(b) or (m) of the Code, (2) required to be aggregated with any Person under Section 414(o) of the Code; or (3) under “common control,” with any Person within the meaning of Section 4001(a)(14) of ERISA or Section 414(c) of the Code.

(i)            iLead has complied with the requirements of the HIPAA Medical Privacy Regulations with respect to each Employee Plan that is subject to such requirements and with respect to iLead’s status as a “covered entity” as defined therein.

4.18         Environmental and Health/Safety Matters.

(a)           To the Knowledge of iLead and the Shareholders, iLead is and has at all times been in compliance with Environmental Laws applicable to assets used in the Business (“Business Assets”), and the Business and iLead is not currently liable for any penalties, fines or forfeitures for failure to comply with Environmental Laws, except for any non-compliance as would not have a Material Adverse Effect on iLead.

(b)           iLead has obtained, or caused to be obtained (except where such failure to obtain has not resulted in a Material Adverse Effect), and, to the Knowledge of iLead and the Shareholders, is in compliance with, all applicable Permits required by Environmental Laws and necessary for the operation of the Business, except for any non-compliance as would not have a Material Adverse Effect on iLead.  Copies of such Permits have been provided to THK and iLead Acquisition Sub.  There are no administrative or judicial investigations, notices, claims or other proceedings pending or, to the Knowledge of iLead and the Shareholders, threatened by any Governmental Authority or third parties against iLead or any of the Business Assets which question the validity or entitlement of iLead to any Permit wherein an unfavorable decision, ruling or finding could have a Material Adverse Effect on iLead.

(c)           iLead has neither received nor does it or the Shareholders have Knowledge of any non-compliance order, warning letter, investigation, notice of violation, claim, suit, action, judgment, or administrative or judicial proceeding pending or threatened against or involving iLead, issued by any Governmental Authority or third party with respect to any Environmental Laws, which has not been resolved to the satisfaction of the issuing Governmental Authority or third party and which could have a Material Adverse Effect on iLead.

(d)           To the Knowledge of iLead and the Shareholders, iLead has not generated, manufactured, used, recycled, transported, transferred, stored, handled, treated, discharged, Released or disposed of, nor has it allowed or arranged for any third parties to generate, manufacture, use, recycle transport, transfer, store, handle, treat, discharge, Release or dispose of, Hazardous Substances or other Waste (which, for purposes of this Section 4.18(d) only,

Waste shall include white goods and recyclable materials) to or at any location, including property currently or previously owned by it, other than a site lawfully allowed or permitted by the Environmental Laws or other applicable requirements of Laws to receive such Hazardous Substances or other Waste for such purposes, nor has it performed, arranged for or allowed by any method or procedure such generation, manufacture, use, recycling, transportation, transfer, storage, treatment, spillage, leakage, dumping, discharge, Release or disposal in contravention of any Environmental Laws, except such as would not have a Material Adverse Effect on iLead.

(e)           To the Knowledge of iLead and the Shareholders, iLead neither caused, nor allowed to be caused or permitted, either by action or inaction, a Release or discharge, or threatened Release or discharge, of any Hazardous Substance on, into or beneath the surface of any parcel owned or leased by iLead or to any properties adjacent thereto which would have a Material Adverse Effect on iLead.  To the Knowledge of iLead and the Shareholders, there has neither occurred, nor is there presently occurring, a Release or discharge, or threatened Release or discharge, of any Hazardous Substances on, into or beneath the surface of any parcel owned or leased by iLead or to any properties adjacent thereto which would have a Material Adverse Effect on iLead.

(f)            To the Knowledge of iLead and the Shareholders, iLead has neither generated, handled, manufactured, treated, stored, used, recycled, shipped, transported, transferred, or disposed of, nor has it allowed or arranged, by Contract or otherwise, for any third parties to generate, handle, manufacture, treat, store, use, recycle, ship, transport, transfer or dispose of, any Hazardous Substances or other Waste to or at a site which, pursuant to Environmental Laws or any similar state law has been placed or been proposed for placement on the National Priorities List or its state equivalent.  Neither iLead nor the Shareholders have received written notice, and neither iLead nor the Shareholders have Knowledge of any facts which could give rise to any notice, that iLead is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under Environmental Laws.  iLead has not submitted nor was required to submit any notice pursuant to Section 103(c) of CERCLA with respect to any parcel owned or leased by iLead.  iLead has not received any written request for information in connection with any federal or state environmental cleanup site, or in connection with any of real property or premises where iLead has transported, transferred or disposed of Hazardous Materials or other Wastes.  iLead has neither been required, nor has it undertaken, any response or remedial actions or clean up actions of any kind at the request of any Governmental Authorities or at the request of any other third party.  To the Knowledge of iLead and the Shareholders, iLead has no liability under any Environmental Laws for personal injury, property damage, natural resource damage, or clean up obligations.

(g)           To the Knowledge of iLead and the Shareholders, there are no Aboveground Storage Tanks or Underground Storage Tanks on any of the Property.

(h)           Schedule 4.18(h) is a true and complete schedule of (1) all material environmental audits, assessments, investigations or occupational health studies, of which iLead or the Shareholders has Knowledge, undertaken by, or on behalf of, iLead, relating to or affecting iLead or any of the Property, and (2) all citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, relating to or affecting iLead or any of the Property.

(i)            Schedule 4.18(i) contains a list of the Business Assets which have been confirmed to contain PCBs or “asbestos” or “asbestos containing material” (as such terms are identified under the Environmental Laws).  iLead has operated and continues to operate in compliance with all Environmental Laws governing the handling, use and exposure to and disposal of PCBs or asbestos or asbestos containing materials, except where such noncompliance would not have a Material Adverse Effect on iLead There are no claims, actions, suits, governmental investigations or proceedings brought by any Governmental Authority or third party pending, or, to the Knowledge of iLead and the Shareholders, threatened against or directly affecting iLead, the Business Assets or the Business relating to the use, handling or exposure to and disposal of PCBs or asbestos or asbestos containing materials in connection with their assets and operations.

(j)            Schedule 4.18(j) is a true and complete schedule of the operations and activities, and locations thereof, which have been conducted and are being conducted by iLead on any of the Property which have involved the generation, accumulation, storage, treatment, transportation, labeling, handling, manufacturing, use, recycling, spilling, leaking, dumping, discharging, release or disposal of any Hazardous Substances.

4.19         Certain Interests.

(a)           Except as set forth on Schedule 4.19, no officer, director or Shareholder of iLead, and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any Shareholder, officer or director:

(1)           has any direct or indirect financial interest in any competitor, supplier or customer of iLead, provided, however, that the ownership of securities representing no more than 3% of the outstanding voting power of any competitor, supplier or customer, and which are also listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” so long as the Person owning the securities has no other connection or relationship with the competitor, supplier or customer;

(2)           owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which iLead uses or has used in the conduct of the Business or otherwise; or

(3)           has outstanding any Indebtedness to iLead.

(b)           iLead has no Indebtedness, Liabilities or any other obligation of any nature whatsoever to, any officer, manager or Shareholders of iLead or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, manager or member.

4.20         Litigation.  Except as set forth on Schedule 4.20, there are no Actions pending or, to the Knowledge of iLead and the Shareholders, threatened against, relating to or affecting iLead or the Business before any Court, Governmental Agency or any arbitrator or mediator.  Neither iLead nor the Shareholders is subject to any Order, including but not limited to any Order which prohibits or restricts the consummation of the transactions contemplated hereby or restricts in any way the ownership or operations of iLead or the Business.

4.21         Intellectual Property and Web Sites.  Except for Software, content, or other similar services/property purchased on a non-exclusive basis through Contracts with vendors all of which Contracts are in full force and effect and none of which Contracts are currently subject to any contractual disputes nor have been threatened with cancellation or non-renewal by such vendors, iLead has the exclusive rights, titles and interests in and to any and all Intellectual Property and all of the Web Sites used by, being developed by, or otherwise associated with the present or anticipated future operations of the Business.

4.22         Inventories.  The Inventory of iLead as reflected in the Company Financials are in proper working order and of merchantable quality, which can be sold in the ordinary course of the Business in a fashion consistent with the historical sales results, efficiencies, terms, conditions, pricing, and inventory turnover patterns of the Business, subject to any reserve for inventory of the face of the Company Financials as adjusted for the passage of time through the date of this Agreement.

4.23         Receivables.  The Receivables of iLead as reflected in the Company Financials, consist solely of bona fide accounts receivable generated by the Business in the ordinary course, which can be collected in the ordinary course of the Business in a manner consistent with the historical collection results, efficiencies, policies, procedures and patterns of the Business, subject to any reserve for bad debts on the face of the Company Financials as adjusted for the passage of time through the date of this Agreement.

4.24         Residency; Investment Sophistication; Background.  Each of the Shareholders (a) is a resident of the State of Utah, (b) is an “accredited investor” as defined in Section 501 of Regulation D promulgated under the Securities Act and capable of evaluating the potential risks of an investment in THK Common Stock, (c) has received, read and understands the public filings of THK with the SEC, including but not limited to THK’s amended Annual Reports on amended Forms 10-KSB for the years ended December 31, 2003, December 31, 2004 and December 31, 2005, including the amended and restated financial statements and “Risk Factors” contained therein, and THK’s amended Quarterly Reports on amended Forms 10-QSB for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005 and Current Reports on Form 8-K, the Registration Statement on Form SB-2, as amended (SEC File No. 333-121761), and the Proxy Statement for its Annual Meeting scheduled for March 14, 2006 and amendments to any of the foregoing filed with the SEC, including the amended and restated financial statements contained therein, (d) has been afforded a full opportunity to conduct such additional “due diligence” investigation of THK, its Subsidiaries and iLead Acquisition Sub, including their respective businesses, management, balance sheets, financial results, prospects and risk factors as the Shareholders have deemed appropriate, (e) has retained and has been advised by his own competent lawyers and accountants in regard to the preparation, negotiation and execution of this Agreement and the transactions contemplated herein, (f) has never been charged, indicted or convicted of any criminal offense, excepting only minor traffic violations, and (g) is acquiring the shares of THK Common Stock issued as part of the Merger Consideration in good faith solely for his own account with the present intention of holding such shares for purposes of investment, and is not acquiring such shares with a view to or for subdivision, distribution, fractionalization or distribution thereof, in whole or in part, or as an underwriter or conduit to other beneficial owners or subsequent purchasers.

4.25         Brokers.  Except as set forth on Schedule 4.25, neither iLead nor the Shareholders have employed any financial advisor, broker, finder, consultant or advisor, and neither iLead nor the Shareholders have incurred nor will incur any broker’s, finder’s, investment banking, consultant, advisory or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

4.26         Banks and Brokerage Accounts.  Schedule 4.26 sets forth (1) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which iLead has an account or safety deposit box or maintains a banking, custodial, trading or other similar relationship, (2) a true and complete list and description of each account, safety deposit box and relationship, indicating in each case the account number, the names of the respective officers, employees, agents or other similar representatives of iLead having signatory power with respect thereto and the current balances in the accounts or safety deposit boxes, and (3) a list of each debenture, note, and other evidence of indebtedness, stock, security (including rights to purchase and derivative securities or rights), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by iLead, the legal name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

4.27         Indebtedness and Liabilities.  On the Closing Date, iLead will be free and clear of all Indebtedness and Liabilities, including but not limited to liens, obligations, claims and encumbrances, actual or contingent, known or unforeseen, including but not limited to bank loans, shareholder loans, payroll claims, bonus and commission claims, unpaid payroll taxes, other unpaid taxes, pension obligations, employment discrimination claims, sexual harassment claims, breach of contract claims, credit card chargebacks, lawsuits, stock options, stock warrants, phantom stock plans, stock appreciation rights or plans, deferred compensation agreements, purchase agreements that cannot be cancelled by iLead at any time, consulting agreements, employment agreements other than the Employment Agreement referred to in Section 9.1(h)(4), severance agreements or “change of control” agreements of any nature, and any other liabilities of any nature whatsoever (collectively, “Claims of Any Nature”) excepting only those liabilities shown on the Company Financials, as previously provided by the Shareholders to THK, and (ii) liabilities or obligations that have arisen in the ordinary course of iLead’s business from December 31, 2005 until the Closing Date (the “Approved Liabilities”).

4.28         Contracts.  Schedule 4.28 sets forth a list, as of the date of this Agreement, of all Contracts to which iLead is a party including:

(a)           any Contract (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, not entered into in the ordinary course of business;

(b)           any Contract concerning a partnership, joint venture or limited liability company venture;

(c)           any Contract (or group of related Contracts) under which it has created, incurred, assumed, or guaranteed any Indebtedness for borrowed money, in excess of $10,000 or pursuant to which a Lien has been placed on any of its assets, tangible or intangible, in excess of $10,000;

(d)           any Contract concerning confidentiality or non-competition;

(e)           any Contract between the Shareholders or their Affiliates and iLead;

(f)            any Contract under which iLead has advanced or loaned monies to any manager, officer or employee;

(g)           any Contract which restricts iLead from engaging in the Business anywhere in the world;

(h)           any settlement or similar Contract, the performance of which will require iLead to pay, or entitles iLead to receive, after the Closing Date consideration in excess of $10,000;

(i)            any Contract relating to any acquisition, divestiture, merger or similar transaction involving consideration in excess of $10,000, which contains representations, warranties, covenants, indemnities or other obligations which are still in effect;

(j)            any powers of attorney (other than a power of attorney given in the ordinary course of business for routine Tax matters);

(k)           any Contract relating to pending capital expenditures of iLead in excess of $10,000;

(l)            any Contract under which iLead has advanced or loaned any other Person amounts in the aggregate exceeding $10,000; and

(m)          any other Contract (or group of related Contracts) the performance of which involves consideration in excess of $50,000.

iLead has delivered, or made available, to THK, a correct and complete copy of each written Contract listed in Schedule 4.28 (as amended to date) and a written summary setting forth the material terms and conditions of each oral Contract, if any, referred to in Schedule 4.28.  Each Contract is the legal, valid, binding obligation of the parties thereto, enforceable against each party except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditor rights generally or by general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law).  No party to any Contract is in breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the Contract.

4.29         Spyware/Adware.  To the Knowledge of iLead and the Shareholders, iLead has not received any complaints of “adware,” “spyware” or “cookie stuffing” arising from or related to the Business of iLead.  iLead does not engage or utilize “adware,” “spyware” or “cookie stuffing” and has taken commercially reasonable efforts to avoid such practices by its employees and agents.

4.30         Material Information.  All material information concerning iLead has been provided by iLead and the Shareholders to THK and iLead Acquisition Sub.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THK, iLEAD ACQUISITION SUB AND THK LLC

In order to induce the Shareholders and iLead to enter into this Agreement and to consummate the transactions contemplated hereby, THK and iLead Acquisition Sub hereby jointly and severally represent and warrant to each of the Shareholders and iLead, as of the date of this Agreement, as follows:

5.1           Organization and Qualification.  Each of THK and iLead Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation with full power and authority to own, lease and operate its properties and to conduct its business as now conducted, except where failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect on THK or iLead Acquisition Sub.  Each of THK and iLead Acquisition Sub is duly qualified or licensed as a foreign corporation in each of the jurisdictions listed on Schedule 5.1 which are the only jurisdictions in which the failure to be so licensed or qualified could have a Material Adverse Effect on THK or iLead Acquisition Sub.  Each of THK,  iLead Acquisition Sub, THK LLC has made available to the Shareholders and iLead true, complete and correct copies of its charter or organizational documents, as amended to date, including the respective Articles of Incorporation and Bylaws or Certificate of Formation and limited liability company agreement of each.  All of the issued and outstanding shares of common stock of iLead Acquisition Sub, or other equity interests in, iLead Acquisition Sub are (a) duly authorized, validly issued, fully paid, non-assessable, (b) owned, directly or indirectly, by THK free and clear of all Liens, and (c) free of any restriction, including, without limitation, any restriction which prevents the payment of dividends to THK, or otherwise restricts the right to vote, sell or otherwise dispose of such ownership interest other than restrictions under the Securities Act and state securities laws.  THK LLC is a limited liability company and is wholly-owned by THK.  THK LLC is duly organized, validly existing and in good standing under the laws of the state of Delaware and is qualified to do business in the state of Utah.

5.2           Capital Structure.  The authorized capital stock of THK consists of (a) 200,000,000 shares of THK Common Stock and (b) 5,000,000 shares of “blank check” Preferred Stock, 500,000 shares of which have been designated “Series One Preferred Stock” and 26,500 shares of which have been designated “Series A Convertible Preferred Stock”.  As of April 19, 2006:  (1) 44,561,836 shares of THK Common Stock were issued and outstanding, (2) 26,500 shares of Series A Convertible Preferred Stock were issued and outstanding and no shares of Series One Preferred Stock were issued or outstanding, (3) 2,500,000 shares of THK Common Stock were held in the treasury of THK, (4) 17,199,345 shares of THK Common Stock were duly reserved for future issuance pursuant to warrants or options issued or granted by THK and

(5) 13,250,000 shares of THK Common Stock were duly reserved for future issuance pursuant to conversion of the Series A Convertible Preferred Stock.  All outstanding shares of THK Common Stock are, and all shares of THK Common Stock to be issued in connection with the consummation of the transactions contemplated by this Agreement will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or any kind of similar rights.  There are no bonds, debentures, notes or other indebtedness of THK having the right to vote (or convert into securities having the right to vote) on any matters on which stockholders of THK may vote.  Except as described on Schedule 5.2(a) hereof, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which THK is a party or bound obligating THK to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of THK or obligating THK to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  Except as set forth on Schedule 5.2(b), neither THK nor iLead Acquisition Sub is subject to any obligation or requirement to provide funds for, or to make any investment (in the form of a loan or capital contribution) to, or in, any Person.  All of the issued and outstanding shares of THK Common Stock were issued in compliance with all applicable federal and state securities laws.

5.3           Authorization; Enforceability.  Each of THK,  iLead Acquisition Sub and THK LLC has the corporate or company power and authority to execute, deliver and perform their respective obligations under this Agreement and the other Documents to which it is or they are a party.  The execution, delivery and performance of this Agreement and the other Documents to which it is or they are a party and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by the board of directors of THK, the shareholder and board of directors of iLead Acquisition Sub and managers and members of THK LLC, and no other action by either entity or its equity holders is necessary to consummate the transactions contemplated by this Agreement and the other Documents.  This Agreement and each of the other Documents to be executed and delivered by each of THK, iLead Acquisition Sub and THK LLC have been duly executed and delivered by, and constitute the legal, valid and binding obligations of, each of them, enforceable against each of them, in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditor rights generally or by general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

5.4           No Violation or Conflict.  None of (a) the execution and delivery by THK,  iLead Acquisition Sub and THK LLC of this Agreement and the other Documents to be executed and delivered by each of THK,  iLead Acquisition Sub and THK LLC, (b) consummation by each of THK, iLead Acquisition Sub and THK LLC of the transactions contemplated by this Agreement and the other Documents, or (c) the performance of this Agreement and the other Documents required by this Agreement to be executed and delivered by each of THK, iLead Acquisition Sub and THK LLC at the Closing, will (1) conflict with or violate the charter documents of any of them, (2) conflict with or violate any Law, Order or Permit applicable to any of them or by which their properties are bound or affected, or (3) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default)

under, or impair the rights of THK,  iLead Acquisition Sub or THK LLC or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the properties or assets of either THK, iLead Acquisition Sub or THK LLC pursuant to, any Contract, Permit or other instrument or obligation to which THK, iLead Acquisition Sub or THK LLC is a party or by which THX, iLead Acquisition Sub or THK LLC or its properties are bound or affected except, in the case of clause (2) or (3) above, for any conflict, breach, violation, default or other occurrence that would not individually or the aggregate, have a Material Adverse Effect on THK, iLead Acquisition Sub or THK LLC.

5.5           Governmental Consents and Approvals.  Except as set forth on Schedule 5.5, the execution, delivery and performance of this Agreement and the other Documents by each of THK, iLead Acquisition Sub and THK LLC do not and will not require any consent, approval, authorization, Permit or other order of, action by, filing with or notification to, any Governmental Authority.

5.6           Litigation.  Except as set forth on Schedule 5.6, there are no Actions pending or, to the Knowledge of THK, threatened, against THK, iLead Acquisition Sub or THK LLC, which, if adversely determined, would have a Material Adverse Effect on THK.

5.7           Interim Operations.  iLead Acquisition Sub and THK LLC were formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and neither of them have engaged in any other business activities or conducted its operations except as contemplated in this Agreement.

5.8           Brokers.  Neither THK,  iLead Acquisition Sub nor THK LLC has employed any financial advisor, broker or finder, and neither THK, iLead Acquisition Sub nor THK LLC has incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

5.9           SEC Filings; Financial Statements; S-3 Status.

(a)           THK has timely filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2005 through the date of this Agreement (collectively, the “SEC Reports”).  As of the respective dates they were filed (and if amended or superceded by a filing prior to the date of this Agreement, then on the date of such filing), none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)           Except as set forth on Schedule 5.9, each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-QSB or 8-K promulgated by the SEC) and each presented fairly, in all material respects, the consolidated financial position and results of operations of THK and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material).

(c)           THK meets the requirements for the use of the Form S-3 Registration Statement for the registration of the THK Common Stock acquired by the Shareholders pursuant to the Stock Consideration and Earnout Payment.

5.10         Investigation and Evaluation.  THK, iLead Acquisition Sub and THK LLC acknowledge that (i) they are experienced in the operation of the type of business conducted by iLead; (ii) THK, iLead Acquisition Sub and THK LLC and their directors, officers, managers, attorneys, accountants and advisors have been given the opportunity to examine to the full extent deemed necessary and desirable by them all books, records and other information with respect to the iLead; (iii) THK, iLead Acquisition Sub and THK LLC have taken full responsibility for determining the scope of their investigations of iLead and for the manner in which such investigations have been conducted, and have examined iLead to THK’s, iLead Acquisition Sub’s and THK LLC’s full satisfaction; (iv) THK, iLead Acquisition Sub and THK LLC are fully capable of evaluating the adequacy and accuracy of the information obtained by them in the course of such investigations; (v) THK, iLead Acquisition Sub and THK LLC have not relied on iLead with respect to any matter in connection with their evaluation of iLead other than the representations and warranties of iLead specifically set forth in Article IV or elsewhere in this Agreement or in the Schedules hereto; and (vi) iLead is making no representations or warranties, express or implied, of any nature whatever with respect to iLead other than the representations and warranties of iLead specifically set forth in Article IV or elsewhere in this Agreement or in the Schedules hereto.

5.11         Forecasts, Projects, Etc.  THK,  iLead Acquisition Sub and THK LLC acknowledge that (i) they have taken full responsibility for evaluating the adequacy, completeness and accuracy of various forecasts, projections, opinions and similar material previously furnished to them by iLead in connection with their investigation of iLead and its related assets and liabilities; (ii) there are uncertainties inherent in attempting to make projections and forecasts and render opinions; (iii) THK, iLead Acquisition Sub and THK LLC are familiar with such uncertainties; and (iv) THK, iLead Acquisition Sub and THK LLC are not relying on any projections, forecasts or opinions furnished to them by iLead.

5.12         Material Information.  All material information concerning THK, iLead Acquisition Sub and THK LLC has been made available to the Shareholders and iLead.

ARTICLE VI

COVENANTS

6.1           Performance.  Subject to the terms and conditions provided in this Agreement, each of the Parties shall use its respective best efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its power to cause to be performed and fulfilled those of the conditions precedent to its obligations to consummate the transactions contemplated by this Agreement that are dependent upon its actions, including obtaining all necessary approvals, to the end that the transactions contemplated hereby will be fully and timely consummated, it being agreed that, subject to the terms and conditions provided in this Agreement, the Parties will use their best efforts to close the transactions contemplated by this Agreement as soon as practicable after the execution of this Agreement.

6.2           Regulatory and Other Authorizations; Notices and Consents.

(a)           Each of the Parties will use its best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Documents and will cooperate fully with each of the Parties in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)           Each of the Parties shall give promptly such notices to third parties and use its best efforts to obtain such third party consents and estoppel certificates as the Parties may deem necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement and the other Documents.  The Parties shall cooperate with each other and use all reasonable efforts to assist in giving such notices and obtaining such consents and estoppel certificates.

6.3           Notification.  From the date hereof until the Closing, each Party to this Agreement shall promptly notify the other Parties in writing of the occurrence, or pending or threatened occurrence, of (a) any event that would constitute a breach or violation of this Agreement by any Party or that could reasonably be anticipated to cause any representation or warranty made by the notifying Party in this Agreement to be false or misleading in any respect (including without limitation, any event or circumstance which would have been required to be disclosed on the applicable disclosure Schedule if such event or circumstance occurred or existed on or prior to the date of this Agreement), and (b) all other material developments outside the ordinary course of business affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of such Party, it being agreed that any filing made by THK with the SEC shall be deemed to have been delivered to iLead and the Shareholders and to satisfy the obligations of THK and iLead Acquisition Sub under this Section 6.3(b).  Any such notification shall not limit or alter any of the representations, warranties or covenants of the Parties set forth in this Agreement nor any rights or remedies a Party may have with respect to a breach of any representation, warranty or covenant.

6.4           Conduct of Business Pending Closing.

(a)           At all times prior to the Closing Date, iLead covenants and agrees that it shall conduct the Business only in the ordinary course of its Business consistent with past practices, and iLead shall use its commercially reasonable efforts consistent with past practices to preserve intact the Business and to keep available satisfactory relationships with suppliers, customers and others having business relationships with it; provided that the Shareholders shall be permitted to cause iLead to transfer, assign, release or otherwise dispose of cash in excess of that required for iLead to comply with Section 9.1(j).

(b)           Except in regard to the proviso in Section 6.4(a) above, from the date of this Agreement until the Closing Date there shall not be any increases or decreases in compensation, capital expenditures, asset sales or affiliate transactions involving iLead and/or the Shareholders, nor shall there be any unusual cash withdrawals, unusual payments, unusual Contracts or contract provisions, or other unusual transactions or business practices involving iLead and/or the Shareholders.

(c)           At all times prior to the Closing Date, except as otherwise set forth in this Agreement, iLead Acquisition Sub covenants and agrees that it will not, directly or indirectly, conduct any business or incur any Liabilities (contingent or otherwise).

(d)           iLead and the Shareholders agree that during the period from the date hereof until the Closing Date, iLead and the Shareholders shall refrain from entering into, participating in, or responding to any negotiations, discussions, Contracts, letters of intent, or other arrangements of any nature with any third parties (other than THK and iLead Acquisition Sub) regarding a disposition of iLead’s Business or assets, the sale of the capital stock of iLead or any actions which might have the effect of impeding, delaying or making more costly the Merger; provided, however, that the agreement in this Section 6.4(d) shall automatically terminate if THK has not satisfied the condition set forth in Section 9.1(k) on or before May 27, 2006.

6.5           Tax-Deferred Reorganization.  Subject to Section 10.6 hereof, none of the Parties or their Affiliates, before or after the Closing, shall take or omit to take any action, if the act or failure to act might interfere with the treatment of the Merger and the Final Merger, considered together as a single integrated transaction, as a tax-deferred reorganization under Section 368 of the Code.

6.6           Post Closing Bonus Pool.  In the event the Shareholders are entitled to any Earnout Payments pursuant to Article VIII, THK shall cause additional capital to be contributed to THK LLC to create a bonus pool (the “Bonus Pool”).  The Bonus Pool shall be used to pay bonuses to the pre-merger employees of iLead identified in Schedule 6.6 (the “Pre-Merger Employees”).  The amount of additional capital to be contributed by THK to the Bonus Pool shall be an amount equal to five percent (5%) of the Earnout Payment (the “Bonus Pool Amount”), before taking into account deduction of the Bonus Pool Amount, it being understood and agreed that the cash portion of the Earnout Payment paid to the Shareholders shall be decreased by an amount equal to the Bonus Pool Amount.  Distribution of the Bonus Pool among the Pre-Merger Employees shall be determined by Whittingham if and when the Bonus Pool payments are made.  The obligations of THK under this Section shall survive the Closing.

6.7           Final Merger.  As soon as reasonably practicable following the Closing, but at least one business day after the business day of the Effective Time and in no event later than the close of business on the fifth business day immediately following the business day of the Effective Time, iLead Surviving Company shall merge with and into THK LLC.  From and after the effectiveness of the Final Merger, the separate corporate existence of iLead Surviving Company shall cease and THK LLC shall continue as the surviving entity in the Final Merger.  Subject to Section 10.6, THK and THK LLC shall take all such steps and actions as shall be reasonably required to cause iLead Surviving Company and THK LLC to consummate the Final Merger as set forth in this Section 6.7.

ARTICLE VII
EMPLOYMENT MATTERS

7.1           Current Employees.  The aggregate annual base salary of each person employed by THK LLC shall initially be as set forth in the Employee Salaries Letter.  Subject to Section 7.2, THK LLC shall establish a bonus and commission plan that will allow each non-management employee the opportunity to earn the same bonus and commission as could have been earned during the calendar year in which the Closing Date occurs pursuant to iLead’s bonus and commission plans.  Unless otherwise determined by Whittingham but subject to Section 7.2, each non-management employee will receive base compensation no less than the base compensation (or in the case of bonus or commissioned employees, the opportunity to earn not less than the bonus or commission structure) provided to such non-management employee is employed by iLead immediately prior to the Closing Date and provided further that nothing contained herein shall be deemed to constitute an employment agreement or entitle any person to employment with THK LLC.

7.2           Management of THK LLC.

(a)           From and after the Effective Time, until his respective successor is duly elected and qualified, Whittingham shall serve as the President of THK LLC pursuant to the Whittingham Employment Agreement, with authority and responsibility to manage and control the day-to-day operations of THK LLC pursuant to the Certificate of Formation and limited liability company agreement of THK LLC and subject to the overall control of the board of managers of THK LLC and THK.

(b)           Notwithstanding the provisions of clause (a) above, neither THK LLC nor any of its Subsidiaries may take or agree to take, and the Shareholders shall not cause, assist or participate in any fashion in THK LLC or any of its Subsidiaries taking or agreeing to take, any of the following actions, without the prior express approving vote of the board of directors of THK LLC and THK, respectively:

(1)           amend the Certificate of Formation and limited liability company agreement of THK LLC;

(2)           wind-up, liquidate, dissolve or reorganize THK LLC, or adopt a plan or proposal contemplating any of the foregoing;

(3)           approve the annual budget of THK LLC for any fiscal year, or approve any course of action which is likely to cause THK LLC to incur expenses or to make capital expenditures in amounts materially different from the amounts set forth in the relevant budget;

(4)           elect or remove officers of THK LLC;

(5)           change the base or bonus compensation structure of any of the senior management level employees of THK LLC;

(6)           enter into, modify or terminate any employment agreements, severance agreements, profit sharing plans, pension plans, or similar agreements with any employee of, or consultant to, THK LLC;

(7)           issue securities of THK LLC, including debt or equity securities, options, rights or warrants, or any other securities which are convertible into or exchangeable for common stock or other equity interests of THK LLC;

(8)           register any securities of THK LLC;

(9)           merge, consolidate or combine THK LLC with any other corporation, partnership or other entity;

(10)         sell assets of THK LLC, other than in the ordinary course of business;

(11)         purchase, sell, lease, acquire or dispose of stock or assets valued at $25,000 or more, including acquiring another company, division or line of business (other than as provided for in THK LLC’s annual budget approved in accordance with this Section 7.2);

(12)         declare or pay any distribution in respect of any securities of THK LLC, or redeem, acquire or retire any securities;

(13)         make, or commit to make, during any fiscal year capital expenditures or enter into capital leases (other than capital expenditures and capital leases provided for in THK LLC’s annual budget approved in accordance with this Section 7.2) which, in the aggregate, exceed $25,000;

(14)         enter into any Contract, commitment or arrangement of any nature with any corporation, partnership or other entity directly or indirectly owned or controlled by, or an Affiliate of, any employee of THK LLC, or by any relative of any employee of THK LLC;

(15)         borrow, issue bonds or notes, or otherwise incur debt or guarantee any debt (other than accounts payable incurred in the ordinary course of business, and any borrowing, issuance of bonds or notes, or other debt or guarantees of any debt provided for in THK LLC’s annual budget approved in accordance with this Section 7.2);

(16)         mortgage, pledge, grant a security interest, or otherwise encumber the assets of THK LLC (other than any mortgage, pledge, grant of security interest, or other encumbrance provided for in THK LLC’s annual budget approved in accordance with this Section 7.2);

(17)         initiate or settle any lawsuit or arbitration proceeding involving THK LLC, other than actions to collect debts owed to THK LLC;

(18)         retain independent certified public accountants to audit the books and financial records of THK LLC;

(19)         create or change any committee of the board of managers of THK LLC;

(19)         issue any press release of any type without the prior written approval of the chief executive officer of THK; or

(20)         take any action referred to in clauses (1) through (19) above, inclusive, relating to any subsidiary of THK LLC.

ARTICLE VIII
POST-CLOSING PAYMENTS TO SHAREHOLDERS

8.1           Earnout.  Following the Closing Date, the Merger Consideration may be increased as follows: the Shareholders shall be eligible to receive, on a pro rata basis determined based on their percentage of the total number of outstanding shares of iLead Common Stock shown on Schedule 4.7, a contingent consideration payment (the “Earnout Payment”) based on the Pre-Tax Earnings Amount.  Such Earnout Payment, if any, shall be made by THK to the Shareholders in an amount based upon the earnings target reached as set forth below, fifty percent (50%) of which (less the Bonus Pool Amount) shall be payable in cash by wire transfer of immediately available funds and fifty percent (50%) of which shall be payable in THK Common Stock valued at the average closing price (in U.S. Dollars) per share of THK Common Stock on the last five trading days of the First Twelve Quarters.  The Earnout Payment shall be payable as follows:

(a)           If the Pre-Tax Earnings Amount is less than $533,333, then no Earnout Payment shall be payable to the Shareholders;

(b)           If the Pre-Tax Earnings Amount is equal to or between $533,333 and $1,199,999, then the Earnout Payment shall be equal to Three Million Dollars ($3,000,000) less the Bonus Pool Amount and be payable to the Shareholders;

(c)           If the Pre-Tax Earnings Amount is equal to or between $1,200,000 and $1,866,665, then the Earnout Payment shall be equal to Six Million Dollars ($6,000,000) less the Bonus Pool Amount and be payable to the Shareholders;

(d)           If the Pre-Tax Earnings Amount is equal to or between $1,866,666 and $2,533,332, then the Earnout Payment shall be equal to Nine Million Dollars ($9,000,000) less the Bonus Pool Amount and be payable to the Shareholders;

(e)           If the Pre-Tax Earnings Amount is equal to or between $2,533,333 and $3,199,999, then the Earnout Payment shall be equal to Twelve Million Dollars ($12,000,000) less the Bonus Pool Amount and be payable to the Shareholders;

(f)            If the Pre-Tax Earnings Amount is equal to or between $3,200,000 and $3,866,665, then the Earnout Payment shall be equal to Fifteen Million Dollars ($15,000,000) less the Bonus Pool Amount and be payable to the Shareholders; and

(g)           If the Pre-Tax Earnings Amount is equal to $3,866,666 or higher, then the Earnout Payment shall be equal to Eighteen Million Dollars ($18,000,000) less the Bonus Pool Amount and be payable to the Shareholders.

The Earnout Payment, if required to be delivered by THK to the Shareholders as described above, shall be delivered by THK to the Shareholders within thirty (30) days following the receipt by THK from the THK Accountants of the calculations of the Pre-Tax Earnings Amount.  THK will use good faith efforts to cause the THK Accountants to deliver such calculations as promptly as practicable following the end of the First Twelve Quarters, but in no event later than the date on which THK files its applicable SEC report for such quarter.

8.2           Right to Pay Additional Portion of Earnout Payment in Cash.  Notwithstanding any provision to the contrary in this Agreement, THK, in its sole discretion, shall be permitted to pay to the Shareholders any portion of the Earnout Payment to be paid in shares of THK Common Stock (“Earnout Stock”) that is required to be paid under Section 8.1 in cash in lieu of shares of THK Common Stock to the extent that such portion of the Earnout Stock Consideration would cause the total portion of the Merger Consideration to be paid by THK pursuant to this Agreement in shares of THK Common Stock to exceed 20% of the shares of THK Common Stock issued and outstanding immediately prior to the Effective Time.  THK covenants and agrees that it will seek approval from its shareholders for the issuance of the Earnout Stock Consideration to the extent it does or will exceed 20% of the outstanding shares of THK Common Stock at the next annual or special meeting of its shareholders held after the annual meeting scheduled for March 14, 2006 or any postponements or adjournments thereof.  The rights set forth in the first sentence of this Section 8.2 shall terminate if such shareholder approval is obtained.

8.3           Calculation of Pre-Tax Earnings Amount.  The THK Accountant shall calculate the Pre-Tax Earnings Amount using GAAP consistently applied for each period.  When calculating the Pre-Tax Earnings Amount, any expenses for taxes and amortization of goodwill and other assets arising from the consummation of the transactions contemplated by this Agreement shall not be included.  Any payments made from the Bonus Pool created pursuant to Section 6.6 shall not be included when calculating the Pre-Tax Earnings Amount.  Further, unless THK and the Shareholders mutually agree, no charge against the earnings of iLead Surviving Company or THK LLC shall be allowed for any expenses of THK in the nature of overhead, management fee or otherwise, when calculating the Pre-Tax Earnings Amount, other than (i) expenses incurred by THK but allocated and charged to iLead Surviving Company or THK LLC and directly related to preparing the financial statements of iLead Surviving Company or THK LLC and its Subsidiaries or to determining or certifying the Pre-Tax Earnings Amount and (ii) expenses or other charges incurred by THK and arising from or related to any claim asserted by or against iLead Surviving Company or THK LLC.

8.4           Additional Cash Payment.  Following the Closing Date, the Shareholders shall be entitled to an additional cash payment in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Additional Cash Payment”) if, at any time during the first five (5) calendar month period following the Closing Date, (a) the unrestricted cash of the iLead Surviving Company or THK LLC in its checking and savings accounts exceeds $750,000 and (b) at the same time, the Receivables with an age of less than sixty (60) days and restricted and unrestricted cash of iLead Surviving Company or THK LLC exceed the Liabilities of iLead Surviving Company or THK LLC by at least $1.00.  The Additional Cash Payment, if required to be delivered by THK to the Shareholders as described above, shall be delivered by THK to the Shareholders, by wire transfer of immediately available funds, within thirty (30) days following receipt by THK from the THK Accountants of written confirmation that the conditions set forth in this Section 8.4 have been satisfied.  THK will use good faith efforts to cause the THK Accountants to deliver such written confirmation as promptly as practicable after the Shareholders notify THK that the Shareholders believe the conditions set forth in this Section 8.4 have been satisfied.  The Additional Cash Payment, if made, shall be considered part of the Merger Consideration.

ARTICLE IX
CONDITIONS PRECEDENT TO CLOSING

9.1           Conditions Precedent to the Obligations of the Parties.  The obligation of each of the Parties to consummate the transactions described in this Agreement shall be subject to the fulfillment on or before the Closing of the following conditions precedent.  Any failure of iLead or the Shareholders to fulfill any of the conditions precedent set forth below in subsections (a), (c), (e), (f), (g), (h), (j) and (k) on or before the Closing may be waived in writing by THK, in whole or in part, in THK’s sole discretion.  Any failure of THK or iLead Acquisition Sub to fulfill any of the conditions precedent set forth below in subsections (b), (d), (e), (f), (g) and (i) on or before the Closing may be waived in writing by the Shareholders, in whole or in part, in the Shareholders’ sole discretion.  The condition precedent set forth below in subsection (1) may be waived in writing by the Shareholders, in whole or part, in the Shareholders’ sole discretion.

(a)           Representations, Warranties and Covenants of the Shareholders and iLead.  The representations and warranties of the Shareholders and iLead contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date, other than such representations and warranties that are expressly made as of another date (which shall be true and correct in all material respects as of the date when made), and the covenants and agreements contained in this Agreement to be complied with by the Shareholders and iLead on or before the Closing shall have been complied with, and THK and iLead Acquisition Sub shall have received a certificate from the Shareholders and iLead to such effects signed by the Shareholders and by a duly authorized officer of iLead.

(b)           Representations, Warranties and Covenants of THK and iLead Acquisition Sub.  The representations and warranties of each of THK and iLead Acquisition Sub contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date, other than such representations and warranties that are expressly made as of another date (which shall be true and correct in all material respects as of the date when made), and the covenants and agreements contained in this Agreement to be complied with by THK and iLead Acquisition Sub on or before the Closing shall have been complied with, and iLead shall have received a certificate to such effects signed by a duly authorized officer of THK and iLead Acquisition Sub.

(c)           No Adverse Change of iLead.  No events or conditions shall have occurred which, individually or in the aggregate, have had, or will reasonably be anticipated to give rise to, any Material Adverse Effect on iLead.

(d)           No Adverse Change of THK or iLead Acquisition Sub.  No events or conditions shall have occurred which, individually or in the aggregate, have had, or will reasonably be anticipated to give rise to, any Material Adverse Effect on THK or iLead Acquisition Sub.

(e)           Governmental Approvals.  Any and all approvals from Governmental Authorities required for the lawful consummation of the transactions contemplated by this Agreement and the other Documents shall have been obtained.  The Articles of Merger shall have been filed with the Utah Department of Commerce.

(f)            Consents.  Any and all required consents and approvals from third parties for the consummation of the transactions contemplated by this Agreement and the other Documents shall have been obtained, including without limitation in the case of THK, approval by AMEX of the listing of the shares of THK Common Stock to be issued under this Agreement (including the Earnout Stock) and the Shareholder Warrant Agreements, it being understood and agreed that THK shall have no obligation to list any of the THK Common Stock to be issued under this Agreement (including the Earnout Stock) or the Shareholder Warrant Agreements if, as a condition or consequence of such listing application, AMEX advises THK that it will integrate the transactions contemplated by this Agreement with any prior transaction for which THK has obtained listing approval prior to the date of this Agreement or would otherwise take adverse action will respect to any prior listing approval (including rescission or amendment thereof).

(g)           No Actions, Suits or Proceedings.  No Order of any Court or Governmental Authority shall have been issued restraining, prohibiting, restricting or delaying the consummation of the transactions contemplated by this Agreement and the other Documents. No Litigation shall be pending or, to the Knowledge of the Parties to this Agreement, threatened, before any Court or Governmental Authority to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby.  No insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, relating to iLead shall be pending, and iLead shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

(h)           iLead/Shareholders Deliveries.  At the Closing, iLead and the Shareholders, to the extent applicable, shall take the following actions:

(1)           Each of the Shareholders shall deliver to THK, in a form reasonably satisfactory to THK, an affidavit executed by such Shareholder issued pursuant to and in compliance with Treasury Regulations Section 1.1445-2(b)(2) and dated as of the Closing Date, certifying that such Shareholder is not a foreign person;

(2)           The Shareholders shall convey, give, grant, assign and transfer to iLead Surviving Company or THK LLC any and all rights, titles and interests of any nature whatsoever that the Shareholders may have in, or to, the ownership or use of any and all

Intellectual Property used in or associated with iLead or the Business and not otherwise transferred to iLead prior to the Closing;

(3)           The Shareholders shall convey, give, grant, assign and transfer to iLead Surviving Company or THK LLC any and all rights, titles and interests of any nature whatsoever, legal or beneficial, active or passive, that the Shareholders may have in, or to any other Person, business or “website” involving the sale or provision of information, goods or services over the Internet;

(4)           Whittingham shall execute and deliver an employment agreement substantially in the form of Exhibit B-1 attached hereto (the “Whittingam Employment Agreement”); Nelson shall execute and deliver an employment agreement substantially in the form of Exhibit B-2 attached hereto (the “Nelson Employment Agreement”); and Seolas shall execute and deliver an employment agreement substantially in the form of Exhibit B-3 attached hereto (the “Seolas Employment Agreement”) (collectively, the “Shareholder Employment Agreements”).

(5)           The Shareholders shall execute and deliver a registration rights agreement substantially in the form set forth in Exhibit C attached hereto (the “Registration Rights Agreement”);

(6)           The Shareholders shall have delivered iLead Certificates evidencing all of the iLead Common Stock to THK.

(7)           iLead shall deliver to THK the Audited Financials, prepared in accordance with GAAP, accompanied by a signed, unqualified opinion of Blackman Kallick Bartelstein LLP, all acceptable to THK in its sole, absolute discretion.

(8)           iLead shall deliver a certificate, with supporting bank statements, stating the amount of cash on deposit on the Closing Date in unrestricted accounts maintained by iLead;

(9)           Each holder of any option, warrant, or other contractual right to acquire any equity interest of iLead, if any, shall deliver the executed “Option Cancellation Agreement” set forth on Schedule 9.1(h)(9) hereto;

(10)         iLead shall deliver all minute books and corporate records to THK;

(11)         iLead shall deliver a copy of the resolutions duly, validly and unanimously adopted by the directors and Shareholders of iLead, certified by the secretary, authorizing and approving the execution, delivery and performance of this Agreement and the other Documents and the transactions contemplated hereby and thereby;

(12)         Whittingham shall execute and deliver a letter agreement substantially in the form set forth in Exhibit D attached hereto (the “Other Interests Acquisition Letter Agreement”) pursuant to which THK shall have the right to acquire Whittingham’s interests in certain other entities as set forth in the Whittingham Employment Agreement (the “Other Interests”) for a fixed price of one (1) times trailing twelve (12) months’ earnings if Whittingham does not sell or otherwise dispose of the Other Interests within the six (6) month period following the Closing;

(13)         Whittingham shall execute and deliver a voting agreement substantially in the form set forth in Exhibit E attached hereto, pursuant to Whittingham shall have agreed to certain matters with respect to voting of shares of THK Common Stock owned or acquired by Whittingham on terms acceptable to THK in and Whittingham in their respective sole discretion; and

(14)         iLead and the Shareholders shall deliver such other Documents and instruments as THK or its counsel may reasonably request.

(i)            THK/THK LLC/iLead Acquisition Sub Deliveries.  At the Closing, THK,  iLead Acquisition Sub and THK LLC, to the extent applicable, shall take the following action:

(1)           THK shall have delivered the Cash Consideration to the Shareholders by wire transfer of immediately available funds and a signed irrevocable letter to THK’s stock transfer agent to deliver the Stock Consideration to the Shareholders in accordance with Section 2.6.

(2)           THK shall cause THK LLC to execute and deliver the Whittingham Employment Agreement, the Nelson Employment Agreement and the Seolas Employment Agreement;

(3)           THK shall execute and deliver the Registration Rights Agreement;

(4)           THK, iLead Acquisition Sub and THK LLC shall deliver a copy of the resolutions duly, validly and unanimously adopted by the board of directors of THK and of iLead Acquisition Sub, by the board of managers of THK, LLC, by the shareholders of iLead Acquisition Sub and by the members of THK LLC certified by their respective officers authorizing and approving the execution, delivery and performance of this Agreement and the other Documents and the transactions contemplated hereby and thereby; and

(5)           THK shall execute and deliver to the Shareholders warrants to purchase THK Common Stock pursuant to warrant agreements substantially in the form attached hereto as Exhibit F (the “Shareholder Warrant Agreements”).

(j)            Elimination of Long-Term Debt; Receivables; Cash in Excess of Liabilities. iLead shall demonstrate to THK and iLead Acquisition Sub that, as of the Closing Date, (i) iLead’s aggregate cash in its checking and savings accounts equals at Least One Hundred Thousand Dollars ($100,000) and (ii) iLead’s aggregate restricted and unrestricted cash and Receivables of iLead with an age of less than sixty (60) days exceed its Liabilities by at least $250,000 (the amount of such excess, the “Excess Amount”).  THK and iLead Acquisition Sub expressly agree that iLead may, at its election, distribute cash dividends to its shareholders prior to the Closing Date in an amount equal to the Excess Amount; provided that on the Closing Date,

iLead shall not have any Liability for amounts owing any advisor or agent retained by iLead or the Shareholders in connection with the transactions contemplated by this Agreement.  In addition, neither iLead nor the Shareholders shall be responsible for any amounts owing any advisor or agent retained by THK or iLead Acquisition Sub in connection with the transactions contemplated by this Agreement.

(k)           Financing.  THK shall have successfully raised the Nine Million Two Hundred Six Thousand Seven Hundred Twenty Dollars ($9,206,720) for the Cash Consideration on terms and conditions acceptable to THK in its sole discretion.

(l)            Tax-Deferred Reorganization.  iLead shall be satisfied, in its sole discretion, that the Merger and the Final Merger, considered together as a single integrated transaction, will qualify as a tax-deferred reorganization under Section 368(a) of the Code.

(m)          Merger of Web House USA and iLead.  iLead shall provide evidence of the merger of Web House USA, Inc. and iLead, with iLead to be the surviving entity, on terms reasonably satisfactory to THK.

(n)           Payments under Settlement Agreements.  iLead shall provide evidence that Whittingham has made the payments required under the Amended and Restated Settlement, Release and Indemnification Agreements with Ben Bertola and Craig Christiansen.

ARTICLE X
INDEMNIFICATION

10.1         Survival of Representations, Warranties and Covenants.  The representations and warranties contained in this Agreement shall survive for 2 years from the Closing Date, except that the representations and warranties in Sections 4.7 and 4.15 shall survive until the expiration of the applicable statute of limitations.  All covenants and agreements contained in this Agreement (and in the corresponding covenants and agreements set forth in any of the Documents) shall survive the Closing and continue in full force until fully performed in accordance with their terms.

10.2         Indemnification.

(a)           The Shareholders jointly and severally agree to indemnify and hold harmless THK, iLead Acquisition Sub and THK LLC, and each of their respective successors and assigns, together with all of their officers and managers, from and against any and all losses, damages, liabilities, obligations, costs or expenses (any one such item being herein called a “Loss” and all such items being herein collectively called “Losses”) which are caused by or arise out of (1) any breach or default in the performance by the Shareholders or iLead of any covenant or agreement of the Shareholders or iLead contained in this Agreement; (2) any breach of warranty or inaccurate or erroneous representation made by the Shareholders or iLead herein or in any Schedule (including the Disclosure Schedule) delivered to THK, iLead Acquisition Sub or THK LLC pursuant hereto or in any certificate or other instrument delivered by or on behalf of the Shareholders or iLead pursuant hereto; and (3) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees) arising out of the foregoing, if, and then only to the extent that, such aggregate Losses exceed an aggregate of Fifty Thousand Dollars ($50,000).  Without limiting the generality of the immediately preceding sentence, the Shareholders jointly and severally shall fully indemnify and hold harmless THK,  iLead Acquisition Sub and THK LLC and the other indemnified parties described above from and against all Claims of Any Nature regarding iLead created or incurred prior to the Closing other than the Approved Liabilities (“Unapproved Liabilities”) until the applicable statutes of limitations expire in regard to such liabilities if such aggregate Unapproved Liabilities exceed Fifty Thousand Dollars ($50,000).

(b)           THK, iLead Acquisition Sub and THK LLC jointly and severally agree to indemnify and hold harmless the Shareholders, and their respective successors and assigns, from and against any and all Losses which are caused by or arise out of (1) any material breach or default in the performance by THK, iLead Acquisition Sub or THK LLC of any covenant or agreement of THK, iLead Acquisition Sub or THK LLC contained in this Agreement; (2) any breach of warranty or inaccurate or erroneous representation made by THK, iLead Acquisition Sub or THK LLC herein, in this Agreement or in any Schedule delivered to the Shareholders or iLead pursuant hereto or in any certificate or other instrument delivered by or on behalf of THK, iLead Acquisition Sub or THK LLC pursuant hereto; and (3) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees) arising out of the foregoing, if, and then only to the extent that, such aggregate Losses exceed an aggregate of Fifty Thousand Dollars ($50,000).

(c)           Any indemnified party seeking indemnification hereunder shall give to the party obligated to provide indemnification to such indemnified party a notice describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such notice the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed pursuant hereto or in connection herewith upon which such claim is based.  After the giving of any notice pursuant hereto, the amount of indemnification to which an indemnified party shall be entitled under this Article X shall be determined by the written agreement between the indemnified party and the indemnifying party or by a final judgment or decree of any Court of competent jurisdiction.

(d)           Except in the case of fraud or intentional misrepresentation, the maximum aggregate liability of the Shareholders, on the one hand, and THK, iLead Acquisition Sub and THK LLC, on the other hand, for indemnification under Sections 10.2(a) and 10.2(b), respectively, shall not exceed the total value of the Merger Consideration (assuming that the maximum Earnout Payment and Additional Payment are made).

10.3         Third Party Claim.  If any third person asserts a claim against an indemnified party hereunder that, if successful, might result in a claim for indemnification against any indemnifying party hereunder, the indemnifying party shall be given prompt written notice thereof and shall have the right (a) to participate in the defense thereof and be represented, at this or its own expense, by advisory counsel selected by it, and (b) to approve any settlement if the indemnifying party is, or will be, required to pay any amounts in connection therewith. Notwithstanding the foregoing, if within ten (10) Business Days after delivery of the indemnified party’s notice described above, the indemnifying party indicates in writing to the indemnified party that, as between such parties, such claims shall be fully indemnified for by the indemnifying party as provided herein, then the indemnifying party shall have the right to control the defense of such claim, provided that the indemnified party shall have the right (1) to participate in the defense thereof and be represented, at his or its own expenses, by advisory counsel selected by it, and (2) to approve any settlement if the indemnified party’s interests are, or would be, affected thereby, which approval shall not be unreasonably withheld, conditioned or delayed.

10.4         Set-Off.  THK shall have the right to set-off the amount of any of THK’s Losses and/or Unapproved Liabilities which are indemnifiable by the Shareholders pursuant to this Article X against any Earnout Payment or Additional Cash Payment that is or may be due and owing to the Shareholders pursuant to Article VIII of this Agreement (the “Set-Off”).  The Shareholders shall remain jointly and severally liable for the amount of all THK Losses in excess of the Set-Off.

10.5         Sole and Exclusive Remedy.  Prior to or in connection with the Closing, the Parties will have available to them all remedies available under the Law, including specific performance or other equitable remedies.  After the Closing, except in the case of fraud or intentional misrepresentation, the rights set forth in this Article X will be the exclusive remedy for breach or inaccuracy of any of the representations and warranties contained in Article III and Article IV of this Agreement occurring on or prior to the Closing Date and will be in lieu of contract or other remedies.

10.6         No Liability for Tax Treatment.  Notwithstanding anything in this Agreement, THK, iLead Acquisition Sub and THK LLC shall not be liable for any taxes or other Losses that may be suffered or incurred by the Shareholders if the Merger and the other transactions contemplated by this Agreement do not qualify for tax-free treatment under Section 368(a) of the Code or otherwise.

ARTICLE XI
TERMINATION

11.1         Termination.

(a)           iLead and the Shareholders, on the one hand, and THK and iLead Acquisition Sub, on the other hand, shall have the right to terminate this Agreement in the event that one of the conditions precedent to Closing set forth in Section 9.1 cannot be met (other than as a result of a breach of or failure to perform under this Agreement by the Party seeking to terminate this Agreement).

(b)           This Agreement shall terminate if the Closing does not occur by May 27, 2006, unless such date is extended by mutual agreement of the Parties.

ARTICLE XII
TAX MATTERS

12.1         Tax Returns.

(a)           Subject to Section 12.1(d), the Shareholders shall prepare and file or cause to be filed when due (taking into account all extensions properly obtained) all income Tax Returns (including IRS Form 11205) that are required to be filed by or with respect to iLead for taxable years or periods ending on or before the Closing Date, and the Shareholders shall remit or cause to be remitted any Taxes due in respect of such Tax Returns, and THK shall prepare and file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to iLead Surviving Company or THK LLC for taxable years or periods ending after the Closing Date and THK shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.

(b)           From and after the Closing, the Shareholders shall indemnify THK, pursuant to, but not subject to the limitations set forth in, Article X, for all (1) Taxes imposed on iLead for any taxable year or period, or portion thereof, that ends on or before the Closing Date and (2) net income Taxes of any Person (other than iLead) imposed on iLead as a transferee or successor, by contract or pursuant to any requirement of laws, which net income Taxes relate to an event or transaction occurring before the Closing Date.  In the case of a Straddle Period, the Taxes of iLead (or Taxes for which iLead is liable) for the portion of the period ending on the Closing Date (for which the Shareholders are liable) shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which iLead holds a beneficial interest shall be deemed to terminate at such time), except that the amount of any such Taxes that are imposed on a periodic basis and are not based on or measured by income or receipts shall be determined by reference to the percentage that the number of days in the portion of such period ending on the Closing Date bears to the total number of days in such period beginning after the Closing Date.  The limitations on indemnity contained in Section 10.2(a)(3) shall not apply to the obligations set forth herein.

(c)           THK shall not and shall not permit any other Person, without the written consent of the Shareholders, which consent shall not be unreasonably withheld, to amend any Tax Return filed by or with respect to iLead for taxable years or periods ending on or before the Closing Date; provided, that no such consent shall be required with respect to any amendment that THK in good faith believes must be filed as a result of any fraud or unlawful activity or as to which THK is advised by its counsel or accountants must be filed.

(d)           Notwithstanding anything herein to the contrary, the Shareholders shall be liable for and shall pay, and pursuant to Article X shall indemnify THK, iLead Surviving Company and THK LLC against, any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement.  The limitations on indemnity contained in Section 10.2(a)(3) shall not apply to the obligations set forth herein.

(e)           THK shall promptly cause iLead Surviving Company and THK LLC to prepare and provide to the Shareholders a package of Tax information materials, including, without limitation, schedules and work papers (the “Tax Package”) required by the Shareholders to enable the Shareholders to prepare and file all Tax Returns required to be prepared and filed by the Shareholders pursuant to Section 12.1.  The Shareholders and their accountants shall have the right to inspect all books and records used to prepare the Tax Package and any other relevant books and records.  The Tax Package shall be completed in accordance with past practice, including past practice as to providing such information and as to the method of computation of separate taxable income or other relevant measure of income of iLead.  THK, iLead Surviving Company and THK LLC shall cause the Tax Package to be delivered to the Shareholders within 60 days after the Closing Date.  With respect to the final Form 1120S to be filed by iLead, the Parties agree that an election under Section 1362(e)(3) of the Code to close the books of iLead shall be filed with the IRS.

12.2         Contest Provisions.

(a)           THK shall promptly notify the Shareholders in writing upon receipt by THK, iLead Surviving Company, THK LLC or any of their respective Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities for which the Shareholders may be liable pursuant to Section 12.1 and Article X.

(b)           The Shareholders shall have the right to represent iLead’s interests in any Tax audit or administrative or Court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense; provided, however, that the Shareholders shall have no right to represent iLead’s interests in any Tax audit or administrative or Court proceeding unless the Shareholders shall have first notified THK in writing of the Shareholders’ intention to do so and shall have agreed with THK in writing that, as between THK and the Shareholders, the Shareholders shall be liable for any Taxes that result from any audit or proceeding.  iLead Surviving Company, THK LLC and its representatives shall have the right to fully participate at their expense in any audit or proceeding and to consent to any settlement which affects a Tax period or Straddle Period ending after the Closing Date.  THK shall have the sole right to defend iLead with respect to any issue arising with respect to any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date to the extent THK shall have agreed in writing to forego any indemnification under this Agreement with respect to the issue.  Notwithstanding the foregoing, the Shareholders shall not be entitled to settle, either administratively or after the commencement of Litigation, any claim for Taxes which could adversely affect the liability for Taxes of THK, iLead or any Affiliate thereof for any period after the Closing Date to any extent (including, but not limited to, the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of THK, which consent may be withheld in the sole discretion of THK unless the Shareholders has indemnified THK in a manner acceptable to THK against the effects of any such settlement.

12.3         Assistance and Cooperation.  After the Closing Date, the Shareholders and THK shall (and cause their respective Affiliates to):

(a)           assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 12.1;

(b)           cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of iLead;

(c)           make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of iLead;

(d)           provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of iLead for taxable periods for which the other may have a liability under this Article XII;

(e)           furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period;

(f)            timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes relating to sales, transfer and similar Taxes;

(g)           timely provide to the other powers of attorney or similar authorizations necessary to carry out the purposes of this Article XII;

(h)           retain all books and records with respect to Tax matters pertinent to iLead relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the other party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and

(i)            give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, allow the other party to take possession of such books and records or obtain copies of same.

ARTICLE XIII
MISCELLANEOUS

13.1         Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either (a) delivered by hand, (b) made by facsimile transmission, (c) sent by recognized overnight courier, or (d) sent by certified mail, return receipt requested, postage prepaid.

If to THK, iLead Acquisition Sub or THK LCC to:	Think Partnership Inc. 5 Revere Drive, Suite 510 Northbrook, IL 60062 Attn:Gerard M. Jacobs Fax: 847-562-0178

With a copy to:	Reed Smith LLP 435 Sixth Avenue Pittsburgh, Pennsylvania 15219 Attn: Jeffrey Bresch Fax: 412-288-3063

If to iLead or the Shareholders, to:	Brady Whittingham iLead Media, Inc. 437 East 1000 South Pleasant Grove, UT 84062 Fax: 801-751-4392

With a copy to:	Nolan S. Taylor Dorsey & Whitney LLP 170 South Main Street, Suite 900 Salt Lake City, Utah 84101 Fax: 801-933-7373

All notices, requests, consents and other communications hereunder shall be deemed to have been delivered (1) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (2) if sent by facsimile transmission, at the time receipt has been acknowledged by electronic confirmation or otherwise, (3) if sent by overnight courier, on the next Business Day following the day such notice is delivered to the courier service, or (4) if sent by certified mail, on the fifth (5th) Business Day following the day such mailing is made.

13.2         Entire Agreement.  This Agreement and the other Documents embody the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

13.3         Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

13.4         Assignment.  Neither this Agreement, nor any right hereunder, may be assigned by any of the Parties without the prior written consent of the other Parties.

13.5         Modifications and Amendments.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all Parties hereto.

13.6         Waivers.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the Party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.  No failure or delay by a Party in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties hereto, shall operate as a waiver of any such right, power or remedy of the Party.  No single or partial exercise of any right, power or remedy under this Agreement by a Party, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The election of any remedy by a Party shall not constitute a waiver of the right of such Party to pursue other available remedies.  No notice to or demand on a Party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

13.7         No Third Party Beneficiary.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.  Notwithstanding the foregoing, the indemnified entities and persons referred to in Article X are expressly acknowledged to be third party beneficiaries of this Agreement.

13.8         Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

13.9         Publicity.  Neither iLead nor the Shareholders shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of THK, except as may be required by Law.  Neither THK or iLead Surviving Company shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Shareholders, except as THK is advised by its securities counsel in its discretion.  THK and the Shareholders shall cooperate in regard to the timing and contents of any press release or public announcement which THK and iLead shall decide to make.

13.10       Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the Law of the State of Illinois without giving effect to the conflict of law principles thereof.

13.11       Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, either manually or via facsimile transmission of signatures, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

13.12       Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

13.13       Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

13.14       Further Assurances.  At any time and from time to time after the Closing Date each Party shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively carry forth the terms and conditions of this Agreement and the Documents.

13.15       Arbitration.  Any controversy, dispute or claim arising out of or in connection with this Agreement shall be settled by final and binding arbitration to be conducted by an arbitration tribunal in Denver, Colorado, pursuant to the rules of the American Arbitration Association.  The arbitration tribunal shall consist of one arbitrator.  If the parties cannot agree on the arbitrator, the office of the American Arbitration Association in Denver, Colorado shall make the necessary appointment.  The decision or award of the arbitrator shall be final, and judgment upon such decision or award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such decision or award and an order of enforcement.  In the event of any procedural matter not covered by the aforesaid rules, the procedural law of the State of Illinois shall govern.  Notwithstanding the agreement to arbitrate contained in this Section 13.15, any party may apply to any court having jurisdiction to enforce this Agreement to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the dispute is otherwise resolved.

13.16       Incorporation by Reference.  Each Exhibit and Schedule to this Agreement is hereby incorporated into this Agreement by reference thereto, with the same legally binding force and effect as if such Exhibit or Schedule were fully set forth herein.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

THINK PARTNERSHIP INC., f/k/a CGI HOLDING CORPORATION

By:	/s/ T. Benjamin Jennings
Name:	T. Benjamin Jennings
Title:	Chairman

iLEAD ACQUISITION SUB, INC.

By:	/s/ Scott P. Mitchell
Name:	Scott P. Mitchell
Title:	Secretary & Treasurer

THK, LLC

By:	/s/ Scott P. Mitchell
Name:	Scott P. Mitchell
Title:	Manager

iLEAD MEDIA, INC.

By:	/s/ Brady Whittingham
Name:	Brady Whittingham
Title:	CEO

/s/ Brady Whittingham
BRADY WHITTINGHAM

/s/ David Nelson
DAVID NELSON

/s/ Robert Seolas
ROBERT SEOLAS